Exhibit 10.12

TORREY RIDGE SCIENCE CENTER 1

LEASE

WALTON TORREY OWNER C, L.L.C., a Delaware limited liability company as Landlord,

and

ALTHEADX, INC., a Delaware corporation

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE	DESCRIPTION
(References are to the Lease)

1. Date:	April 23, 2014

2. Landlord:	WALTON TORREY OWNER C, L.L.C., a Delaware limited liability company

3. Address of Landlord (Section 24.19):

c/o Legacy Partners Commercial, Inc.

4000 East Third Avenue, Suite 600

Foster City, California 94404-4805

Attention: Asset Manager

with a copy to:

Legacy Partners Commercial, Inc.

2050 Main Street, Suite 830

Irvine, CA 92614

Attention: Regional Vice President

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

501 W. Broadway, 15th Floor

San Diego, California 92101

Attn: Martin L. Togni, Esq.

4. Tenant:	AltheaDx, Inc., a Delaware corporation

5. Address of Tenant (Section 24.19):

AltheaDx, Inc.

3550 Dunhill Street

San Diego, CA 92121

Attention: Greg Hamilton (Prior to Lease Commencement Date)

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Samantha M. LaPine

(i)

TERMS OF LEASE	DESCRIPTION
(References are to the Lease)

and

AltheaDx, Inc.

10578 Science Center Drive

San Diego, California 92121

Attention: Greg Hamilton

(After Lease Commencement Date)

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Samantha M. LaPine

6. Premises, Building and Project (Article 1):

6.1 Premises:	69,808 rentable square feet of space located on portions of the first (1st) and second (2nd) floors of the Building and commonly known as Suites 100 and 200, respectively (as defined below), as depicted on Exhibit A attached hereto.

6.2 Building:	The Premises are located in the building whose address is 10578 Science Center Drive, San Diego, California consisting of 139,227 rentable square feet.

7. Term (Article 2):

7.1 Lease Term:	Seven (7) years, subject to the Extension Option set forth in the Extension Rider attached hereto.

7.2 Lease Commencement Date:	The earlier of (i) the date Tenant commences business operations in the Premises, or (ii) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit B), which Lease Commencement Date is anticipated to be January 1, 2015.

7.3 Lease Expiration Date:	The last day of the month in which the seventh (7th) annual anniversary of the Lease Commencement Dale occurs , subject to the Extension Option set forth in the Extension Rider attached hereto.

7.4 Early Access:	Tenant shall have early access to the Premises as set forth in Exhibit B attached hereto.

(ii)

TERMS OF LEASE	DESCRIPTION
(References are to the Lease)

8. Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot the Premises
*1 - 12	$2,554,972.80	$212,914.40	$3.05
*13 - 24	$2,630,365.40	$219,197.12	$3.14
25 - 36	$2,714,135.00	$226,177.92	$3.24
37 - 48	$2,789,527.60	$232,460.64	$3.33
49 - 60	$2,873,297.20	$239,441.44	$3.43
61 - 72	$2,957,066.80	$246,422.24	$3.53
73 - 84	$3,049,213.40	$254,101.12	$3.64

*Subject to partial abatement its provided in Article 3 of this Lease.

9. Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):	50.14% (69,808 rentable square feet within the Premises/139,227 rentable square feet within the Building). The total Building rentable square feet for purposes of Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs currently includes the leasable space on the first (1st) and second (2nd) floors of the Building. Should any non-parking space on parking levels 1 and 2 of the Building become leasable space in the future, Tenant’s Share shall be adjusted accordingly, as described in Section 4.2.6.

10. Security Deposit (Article 20):	$279,511.23

11. Brokers (Section 24.25):	CBRE, Inc. representing Landlord, and Cushman & Wakefield representing Tenant.

12. Parking (Article 23):	One hundred seventy-three (173) parking spaces (subject, however, to Tenant’s right to designate certain unreserved parking spaces as reserved parking spaces as provided in Article 23 of this Lease).

(iii)

OFFICE LEASE

This Lease, which includes the preceding Summary and the exhibits and the Extension Rider attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between WALTON TORREY OWNER C, L.L.C., a Delaware limited liability company (“Landlord”), and ALTHEADX, INC., a Delaware corporation “Tenant”).

ARTICLE 1

PROJECT, BUILDING AND PREMISES

1.1 Project, Building and Premises.

1.1.1 Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building (as defined in Section 6.2 of the Summary) and located within the Project (as defined below). The floor plan of the Premises is attached hereto as Exhibit A. Landlord shall not have the right to relocate the Tenant or the Premises during the Term of this Lease.

1.1.2 Building and Project. The Building is part of a multi-building commercial project known as “Torrey Ridge Science Center” and located in the City of San Diego. The term “Project” as used in this Lease, shall mean, collectively: (i) the Building; (ii) the other existing buildings located at 10614 and 10628 Science Center Drive within the site which, as of the date hereof, are not owned by Landlord (collectively, the “Other Existing Buildings”); (iii) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building and/or the Other Existing Buildings, which are designated from time to time by Landlord (and/or any other owners of Torrey Ridge Science Center) as common areas appurtenant to or servicing the Building, the Other Existing Buildings and any such other improvements; (iv) any additional buildings, improvements, facilities and common areas which Landlord (any other owners of Torrey Ridge Science Center and/or any common area association formed by Landlord, Landlord’s predecessor-in-interest and/or Landlord’s assignee for the Project) may add thereto from time to time within or as part of the Project; and (v) the land upon which any of the foregoing are situated. The site plan depicting the current configuration of the Project is attached hereto as Exhibit A-1. The Building, as well as each of the Other Existing Buildings contain a subterranean parking facility (“Parking Facility”). Notwithstanding the foregoing or anything contained in this Lease to the contrary, (1) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-1 attached hereto (as the same may be modified by Landlord (and/or any other owners of Torrey Ridge Science Center) from time to time without notice to Tenant), other than Landlord’s obligations (if any) specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, and (2) Landlord (and/or any other owners of Torrey Ridge Science Center) shall have the right from time to time to include or exclude any improvements or facilities within the Project, at such party’s sole election, as more particularly set forth in Section 1.1.3 below. Subject to (i) all of the terms and conditions of this Lease, including the Rules and Regulations attached hereto as Exhibit D (ii) Force Majeure events (as defined in Section 24.17 below), (iii) Landlord’s commercially reasonable security requirements, and (iv) the requirements of applicable laws, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term.

1.1.3 Tenant’s and Landlord’s Rights. Tenant shall have the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators (if any), restrooms and other public or common areas located within the Building, and the non-exclusive use of those areas located on the Project that are designated by Landlord (and/or any other owners of Torrey Ridge Science Center) from time to time as common areas for the Building; provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Project, and (B) such reasonable, non-discriminatory rules and regulations as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of Building or the Other Existing Buildings without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord (and/or any other owners of Torrey Ridge Science Center) reserve the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Building and the Other Existing Buildings for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof, including adding, deleting and/or excluding buildings (including any of the Other Existing Buildings) thereon and therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Building and the Other Existing Buildings and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, \managing, administering and operating the association(s), in Operating Expenses or Tax Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Tenant’s use of the common areas shall also include the right to use, in accordance with the terms of Exhibit D (and other commercially reasonable rules and regulations promulgated by Landlord); any common area amenities which may be located in the Project, including a fitness center, café, bocce ball court, barbecue pits, ping pong, seating areas and a conference center. Landlord acknowledges and agrees that, subject to Section 24.17 hereof, (i) the fitness center serving the Project will be operational on or before the Lease Commencement Date, (ii) the café serving the Project will be open on or before December 31, 2015, and (ii) the conference room facility serving the Project will have a minimum of seventy (70) person capacity and will be available for Tenant’s use no later than three (3) months following the Lease Commencement Date.

1.2 Condition of Premises and Landlord’s Warranty. Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the Lease Commencement Date; provided, however, in the event that, as of the date of execution of this Lease, the Base, Shell, and Core of the Building (as defined in Section 1 of Exhibit B) and including the base building mechanical, electrical, HVAC and plumbing systems), in its condition existing as of such date without regard to any of the Tenant Improvements, alterations or other improvements existing in the Premises as of the date hereof and/or to be constructed or installed by or on behalf of Tenant in the Premises or Tenant’s use of the Premises, and based solely on an unoccupied basis, (A) does not comply with all applicable laws, including, without limitation, local and state building code requirements, Title 24 requirements, seismic, fire and life safety codes, and the ADA, in effect as of the date hereof, or (B) contains latent defects, then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in Section 4.2 hereof), for correcting any such non-compliance to the extent required by applicable laws, and/or correcting any such latent defects as soon as reasonably possible after receiving notice thereof from Tenant; provided, however, that if Tenant fails to give Landlord written notice of any such latent defects described in clause (B) hereinabove within twelve (12) months after the Lease Commencement Date, then the correction of any such latent defects shall, subject to Landlord’s repair obligations in Section 7.2 hereof (and to the extent such correction is a responsibility of Tenant pursuant to Section 7.1 hereof), be Tenant’s responsibility at Tenant’s sole cost and expense. For the avoidance of all doubt, any maintenance, repairs or replacements to the mechanical, electrical or plumbing systems comprising the Base, Shell and Core serving the Premises (and not necessitated due to Tenant’s acts or omissions) in the twelve (12) months after the Lease Commencement Date shall be deemed “latent defects” for purposes of this Section 1.2 and shall not be included in Operating Expenses.

1.3 Rentable Square Feet. The parties hereby stipulate that the Premises contain the rentable square feet set forth in Section 6.1 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant. Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon the rentable square feet of the Premises. Notwithstanding the foregoing, the rentable square feet of the Premises may be adjusted in connection with any damage and destruction or condemnation, as more particularly set forth in Article 11 and 12, respectively and also in accordance with Section 9 of the Summary.

1.4 Right of First Refusal. Commencing as of the Lease Commencement Date and continuing throughout the initial Lease Term only (not including any Option Term, if applicable) (“Right of First Refusal Period”), Tenant shall have a one-time right of first refusal with respect to that certain space in the Building commonly known as Suites 150 and 250 (the “First Refusal Space”) depicted on

Exhibit “A-2” attached hereto. Notwithstanding the foregoing (i) the lease term for Tenant’s lease of the First Refusal Space pursuant to Tenant’s exercise of such first refusal right of Tenant shall commence only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space, including any renewal or extension of any such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease with such existing tenant, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights which have been granted, as of the date hereof, to (x) the tenant of any such existing lease and (y) any other current tenant of the Project (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”). Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 1.4. Landlord acknowledges and agrees that, as of the date hereof, there are no Superior Rights affecting the First Refusal Space.

1.4.1 Procedure for Refusal. Landlord shall notify Tenant in writing (the “First Refusal Notice”) from time to time when (i) Landlord determines, in Landlord’s sole and absolute discretion, that Landlord shall commence the marketing of the First Refusal Space (or any portion thereof) because such space shall become or is expected to become available for lease to third parties, where no holder of a Superior Right desires to lease such space and/or (ii) when Landlord receives a bona fide offer from a prospective third party tenant that Landlord is willing to accept for the First Refusal Space and/or when Landlord intends to submit a bona fide counteroffer which Landlord would be willing to accept (in each case where no holder of a Superior Right desires to lease such space). The economic terms and conditions of Tenant’s lease of such First Refusal Space shall be as provided in Landlord’s First Refusal Notice (“First Refusal Economic Terms”).

1.4.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Tenant (“Election Date”), Tenant shall deliver notice to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice and on the First Refusal Economic Terms contained therein. Subject to the remaining provisions of this Section 1.4.2, if Tenant does not exercise its right of first refusal within the five (5) business day period (on all of the First Refusal Economic Terms), then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first refusal with respect to the space identified in the First Refusal notice shall thereupon automatically terminate; provided, however, that if Landlord intends to enter into a lease upon First Refusal Economic Terms which are, in the aggregate, materially more favorable to a prospective tenant than those First Refusal Economic Terms proposed by Landlord in the First Refusal Notice to Tenant, then Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the First Refusal Space on such more favorable First Refusal Economic Terms. For purposes hereof, First Refusal Economic Terms shall be materially more favorable to a third party if such First Refusal Economic Terms reflect a net effective rental rate (including any rent abatement and Tenant Improvement costs/allowance and any other economic concessions) less than ninety-five percent (95%) of the net effective rental rate for such First Refusal Space as those proposed by Landlord in the First Refusal Notice to Tenant. Tenant’s failure to elect to lease the First Refusal Space upon such more favorable First Refusal Economic Terms by written notice to Landlord within five (5) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such more favorable First Refusal Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms not materially more favorable to the third (3rd) party than those set forth in the Second Chance Notice; provided, however, that for purposes of the Second Chance Notice, First Refusal Economic Terms shall be materially more favorable to a third party if such First Refusal Economic Terms reflect a net effective rental rate (including any rent abatement and Tenant Improvement costs/allowance and any other economic concessions) less than ninety-eight percent (98%) of the net effective rental rate for such First Refusal Space as those proposed by Landlord in the First Refusal Notice to Tenant. If Landlord does lease such First Refusal Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 1.4.2, Tenant shall have no further right to lease such First Refusal Space. If Landlord does not enter into a lease or leases all of the First Refusal Space identified by Landlord in such First Refusal Notice within three (3) months after the date Landlord first delivered such First Refusal Notice to Tenant, then Landlord shall submit to Tenant a new First Refusal Notice with respect to any such unleased First Refusal Space before Landlord may lease such space to another party, provided that no existing Superior Right holder wishes to lease such space in accordance with its Superior Rights in which event the foregoing procedures shall again apply following Tenant’s receipt of such new First Refusal Notice. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space comprising the First Refusal Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof or object to any of the First Refusal Economic Terms.

1.4.3 Construction of First Refusal Space. Tenant shall take the First Refusal Space in its “As-Is” condition (except as otherwise provided in the First Refusal Notice or Second Chance Notice, as applicable), and Tenant shall be entitled to construct improvements in the First Refusal Space at Tenant’s expense, in accordance with and subject to the provisions of Article 8 of this Lease.

1.4.4 Lease of First Refusal Space. If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Refusal Space to this Lease upon the First Refusal Economic Terms set forth in Landlord’s First Refusal Notice, or the terms set forth in the Second Chance Notice (as applicable) and upon the same non-economic terms and conditions as applicable to the Premises then leased by Tenant under this Lease. Tenant shall commence payment of rent for the First Refusal Space and the Lease Term of the First Refusal Space shall commence upon the date of delivery of such First Refusal Space to Tenant. The Lease Term for the First Refusal Space shall be provided in the First Refusal Economic Terms or the Second Chance Notice, as applicable.

1.4.5 No Defaults. The rights contained in this Section 1.4 shall be personal to the original Tenant executing this Lease (“Original Tenant”), and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant actually occupies the entire Premises then leased by Original Tenant as of the date of Tenant’s exercise of its right of first refusal. In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in this Lease, at law and/or in equity, Tenant shall not have the right to lease the First Refusal Space as provided in this Section 1.4 if, as of the date of the First Refusal Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default under this Lease beyond the expiration of all applicable notice and cure periods.

1.5 Temporary Space. Landlord and Tenant acknowledge and agree that Tenant is currently occupying temporary space in the Project commonly known as Suite 150 in one of the Other Buildings in the Project located at 10628 Science Center Drive (the “Temporary Space”) pursuant to that certain license agreement dated as of February 18, 2014, by and between Landlord’s affiliate Walton Torrey Owner A., L.L.C., a Delaware limited liability company (as licensor) and Tenant (as licensee) (the “License Agreement”). Landlord and Tenant acknowledge and agree that Tenant intends to rent furniture and furniture systems for the Temporary space (the “Furniture”). So long as Tenant is not in default under this Lease or the License Agreement (beyond the expiration of all applicable notice and cure periods), commencing on the commencement date of Tenant’s leasing of the Furniture and continuing until that date which is thirty (30) days after the expiration of the Term of the License Agreement, Landlord shall reimburse to Tenant an amount not to exceed Ten Thousand Dollars ($10,000.00) per month for the actual, documented and reasonable costs incurred by Tenant for the installation, rental and removal of the Furniture in the Temporary Space, payable by Landlord to Tenant within thirty (30) days of Landlord’s receipt of paid invoices from Tenant. Tenant shall provide Landlord with a copy of such Furniture rental contract as a condition precedent to Landlord’s reimbursement obligations hereunder. Any amounts paid to Tenant pursuant to this Section 1.5 shall be deemed fully earned upon receipt and shall not be subject to any reimbursement obligations by Tenant, regardless of any future default by Tenant or early termination of this Lease.

ARTICLE 2

LEASE TERM; TENANT’S EARLY CANCELLATION RIGHT

2.1 Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. Tenant shall be provided early access to the Premises in accordance with Exhibit B attached hereto. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. If Landlord does not deliver possession of the Premises to Tenant Ready for Occupancy on or before the anticipated Lease Commencement Date (as set forth in Section 7.2(ii) of the Summary), Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected. If the Lease Commencement Date is a date which is other than the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary, then, following the Lease Commencement Date, Landlord shall deliver to Tenant an amendment to lease in the form attached hereto as Exhibit C, attached hereto, setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date, and Tenant shall execute and return such amendment to Landlord within five (5) business days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such 5-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment. If Landlord does not deliver such amendment to Tenant, the Lease Commencement Date shall be deemed to be the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary.

2.2 Tenant’s Early Cancellation Right. So long as Tenant has not exercised its right of first refusal pursuant to Section 1.4 above, Tenant shall have the one (1) time right (the “Termination Right”) to terminate and cancel this Lease effective as of the date (the “Termination Date”) which is the last day of the seventy-second (72nd) month anniversary of the Lease Commencement Date. Tenant’s exercise of the Termination Right is contingent upon (i) Tenant’s delivery to Landlord on or before the date which is twelve (12) months prior to the Termination Date, written notice of Tenant’s exercise of such right (the “Termination Notice”), and (ii) Tenant’s payment to Landlord of the Termination Consideration (as defined below). As used herein, the “Termination Consideration” shall mean an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000.00). If Tenant properly exercises the Termination Right set forth in this Section 2.2 in strict accordance with the terms hereof, this Lease shall expire at midnight on the Termination Date, and Tenant shall be required to surrender the Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of this Lease. The Termination Right set forth in this Section 2.2 is personal to the Original Tenant and any Affiliate Assignee and may only be executed by the Original Tenant or such Affiliate Assignee (as the case may be) if the Original Tenant (or such Affiliate Assignee) is not in default under this Lease beyond the expiration of all applicable notice and cure periods as of the date Tenant delivers the Termination Notice or as of the Termination Date. In the event Tenant exercises its right of first refusal (set forth in Section 1.4 above) then this Section 2.2 shall be null and void and of no further force or effect.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord an amount equal to Two Hundred Fifty-One Thousand Three Hundred Eight And 80/100 Dollars ($251,308.80), which amount shall be comprised of the following: (i) the Base Rent payable by Tenant for the Premises for the first (1st) full month of the Lease Term (i.e., Two Hundred Twelve Thousand Nine Hundred Fourteen And 40/100 Dollars ($212,914.40); and (ii) the Estimated Expenses (as defined below) payable by Tenant for the Premises for the first (1st) full month of the Lease Term (i.e., Thirty Eight Thousand Three Hundred Ninety-Four And 40/100 ($38,394.40). If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay fifty percent (50%) of Tenant’s monthly Base Rent for the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th), ninth (9th), tenth (10th), eleventh (11th), twelfth (12th), thirteenth (13th), fourteenth (14th), fifteenth (15th), sixteenth (16th), seventeenth (17th), eighteenth (18th) and nineteenth (19th) full months of the initial Lease Term (collectively the “Abated Rent”). During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 19 of this Lease, then as a part of the recovery set forth in Article 19 of this Lease, Landlord shall be entitled to the recovery of the unamortized amount of the Abated Rent that was abated under the provisions of this Article 3.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 above, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (iii) Tenant’s Share of the annual Utilities Costs allocated to the Building (pursuant to Section 4.3.4 below). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 “Expense Year” shall mean each Calendar Year.

4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Project, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, lab systems, central plant, mechanical systems, sanitary and storm drainage systems, any elevator systems (if applicable) and all other “Systems and Equipment” (as defined in Section 4.2.4 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees of any mortgage or the lessor of any ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Project; (v) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vi) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project (including but not limited to, the CC&Rs described in Article 5 hereof); (viii) the cost of janitorial service, trash removal (provided, however, Operating Expenses shall not include the cost of janitorial services and trash removal services provided to the Premises or the premises of other tenants of the Building and/or the Project or the cost of replacing light bulbs, lamps, starters and ballasts for lighting fixtures in the Premises and the premises of other tenants in the Building and/or the Project to the extent such services are directly provided and paid for by Tenant pursuant to Section 6.6 below), alarm and security service, if any, window cleaning, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; (x) the cost of any maintenance of capital improvements or, after the first year of the Lease Term, other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project, (II) made to the Project or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, (III) which are Conservation Costs (as defined below) or (IV) major repairs or replacements of capital improvements which are reasonably determined by Landlord to be in the best interests of the Project; provided, however, that if any such cost described in (I), (II), (III) or (IV) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) as Landlord shall reasonably determine; and (xi) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building and/or Project, excluding, however, any capital improvement costs associated with the foregoing items in this clause (xi) and excluding any costs associated with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”). If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If any of (x) the Building, (y) the Other Existing Buildings (but only during the period of time the same are included by Landlord within the Project) and (z) any additional buildings are added to the Project pursuant to Section 1.1.3 above (but only during the period of time after such additional buildings have been fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building, such Other Existing Buildings and such additional buildings (if any) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, in its commercially reasonable discretion, to equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) between the Building and the Other Existing Buildings and/or among different tenants of the Project and/or among different buildings of the Project as and when such different buildings are constructed and added to (and/or excluded from) the Project or otherwise (the “Cost Pools”). Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses and Utilities Costs) within or under covenants, conditions and restrictions affecting the Project. In addition, Landlord shall have the right from time to time, in its commercially reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Project; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.3, costs of interest on debt or amortization on any mortgages, loan or refinancing of the Building or the Real Property, and recordation taxes and rent payable under any ground lease of the Project; (F) costs of a capital nature for the Real Property, except as specifically set forth in Sections 4.2.3(x) and (xi) above and clause (I) hereinbelow; (G) costs of repairs and maintenance actually reimbursed by any other party; (H) attorneys’ fees and other costs incurred in attempting to collect rent or evict tenants for nonpayment of rent; (I) depreciation, amortization and interest payments (except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with standard real estate accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life); (J) costs, including penalties, fines and associated legal expenses, incurred due to the violation by Landlord or any other tenant of the Real Property of applicable laws, that would not have been incurred but for any such violations by Landlord or any tenant of the Real Property; (K) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Real Property unless such wages and benefits are prorated to reflect time spent on operating and managing the Real Property vis-à-vis time spent on matters unrelated to operating and managing the Real Property; provided that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Building or Project manager; (L) costs incurred by Landlord for the repair of damage to the Real Property, to the extent that Landlord is reimbursed by insurance proceeds (or would have been reimbursed had Landlord maintained the insurance required to be carried by Landlord under this Lease); (M) expenses in connection with services or other benefits which are not provided to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Real Property free of charge; (N) costs of correcting defects in the original construction of the Real Property; (O) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due or to file any income tax or informational returns when due; (P) any bad debt loss, rent loss, or reserves for bad debts or rent loss (but Operating Expenses may include reasonable reserves imposed upon the Real Property as part of the assessments under any covenants, conditions and restrictions recorded against the Real Property); (Q) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Real Property, including partnership accounting and legal matters; (R) costs incurred to comply with applicable laws with respect to the cleanup, removal, investigation and/or remediation of any Hazardous Materials (as such term is defined in Article 5 below) in, on or under the Real Property and/or the Building to the extent such Hazardous Materials are: (1) in existence as of the Lease Commencement Date and in violation of applicable laws in effect as of the Lease Commencement Date, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state and under the conditions that the same existed in the Building or on the Real Property, would have then required removal, remediation or other action with respect to such Hazardous Materials; or (2) introduced onto the Real Property and/or the Building after the Lease Commencement Date by Landlord or any of Landlord’s agents, employees, contractors or other tenants in violation of applicable laws in effect at the date of introduction, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state and under the conditions that the same existed in the Building or on the Real Property, would have then required removal, remediation or other action with respect to such Hazardous Materials; (S) any Tax Expenses or Utilities Costs; (T) rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement specifically excluded above; (U) costs (including, without limitation, fines, penalties, interest, and costs of repairs, replacements, alterations and/or improvements) incurred in bringing the Real Property into compliance with laws in effect as of the Lease Commencement Date and as interpreted by applicable governmental authorities as of such date, including, without limitation, any costs to correct building code violations pertaining to the initial design or construction of the Building or any other improvements to the Real Property, to the extent such violations exist as of the Lease Commencement Date under any applicable building codes in effect and as interpreted by applicable governmental authorities as of such date; (V) costs for which Landlord has been compensated by a management fee, to the extent that the inclusion of such costs in Operating Expenses would result in a double charge to Tenant; (W) costs for the initial development of the Real Property; (X) costs of acquisition of sculptures, painting and other objects of art (except for maintenance costs with respect thereto); (Y) costs arising out of the operation, management, maintenance or repair of any retail premises in the Project or any other retail areas operated by Landlord or its agents, contractors or vendors to the extent such costs are uniquely attributable (and separately identifiable) to such retail premises or areas (as opposed to general office use tenancies) or are extraordinary, separately identifiable expenses arising in connection therewith; (Z) costs arising from Landlord’s charitable or political contributions; (AA) costs of any “tap fees” or any sewer or water connection fees for the benefit of any particular tenant of the Real Property; (BB) any “above-standard” cleaning, including, but not limited to construction cleanup or special cleanings associated with parties/events and specific tenant requirements in excess of services provided to Tenant, including related trash collection, removal, hauling and dumping; (CC) “in-house” legal and/or accounting fees; (DD) any “finders fees”, brokerage commissions, job placement costs or job advertisement costs; (EE) any expenses incurred by Landlord for use of any portions of the Real Property to accommodate shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing services; and (FF) any balloons, flowers or other gifts provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents.

4.2.4 “Systems and Equipment” shall mean any plant (including any central plant), machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, lab, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or any other building in the Project in whole or in part.

4.2.5 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if (i) the tenant improvements in the Building, the Other Existing Buildings and any additional buildings added to the Project pursuant to Section 1.1.3 above (but only during the period of time that such Other Existing Buildings and additional buildings are included by Landlord within the Project) were fully constructed, and (ii) the Project, the Building, such Other Existing Buildings and such additional buildings (if any) and all tenant improvements therein were fully assessed for real estate tax purposes.

4.2.5.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.5.2 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 below.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 9 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9 of the Summary), and stating such amount as a percentage. Tenant’s share shall be subject to readjustment in connection with any damage, destruction or condemnation as set forth in Articles 11 and 12 and also pursuant to Section 9 of the Summary.

4.2.7 “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project (including utilities for the Other Existing Buildings and additional buildings, if any, added to the Project during the period of time the same are included by Landlord within the Project) which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities, including any lab utilities and central plant utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments, measurement meters and devices and surcharges. Utilities Costs shall be calculated assuming the Building (and, during the period of time when such buildings are included by Landlord within the Project, the Other Existing Buildings and any additional buildings, if any, added to the Project) are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Payment of Operating Expenses, Tax Expenses and Utilities Costs. For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, as Additional Rent, the following, which payment shall be made in the manner set forth in Section 4.3.2 below: (i) Tenant’s Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (ii) Tenant’s Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (iii) Tenant’s Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below.

4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first (1st) day of June following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year that are allocated to the Building pursuant to Section 4.3.4 below, and which shall indicate therein Tenant’s Share thereof. Within thirty (30) days after Tenant’s receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay to Landlord the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, less the amounts, if any, paid during such Expense Year as the Estimated Expenses as defined in and pursuant to Section 4.3.3 below. If any Statement reflects that Tenant has overpaid Tenant’s Share of Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then Landlord shall, at Landlord’s option, either (i) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant, or (ii) credit such overpayment toward the additional Rent next due and payable to Tenant under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, if the Statement for the Expense Year in which this Lease terminates reflects that Tenant has overpaid and/or underpaid Tenant’s Share of the Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then within thirty (30) days after Landlord’s delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment, as the case may be. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of the total amount of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the then-current Expense Year shall be, and which shall indicate therein Tenant’s Share thereof (the “Estimated Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Expenses under this Article 4. Following Landlord’s delivery of the Estimate Statement for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4 Allocation of Operating Expenses, Tax Expenses and Utilities Costs to Building. The parties acknowledge that the Building is part of a multi-building commercial project consisting of the Building, and the Other Existing Buildings and such other buildings as Landlord (and/or any other owners of Torrey Ridge Science Center) may elect to construct and include as part of the Project from time to time (the Other Existing Buildings and any such other buildings arc sometimes referred to herein, collectively, as the “Other Buildings”), and that certain of the costs and expenses incurred in connection with the Project (i.e. the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared among the Building and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Building and such Other Buildings, as applicable, shall be reasonably allocated directly to the Building and the Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Project as a whole, and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the tenants of the Other Buildings), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which Tenant’s Share shall be calculated. Such portion of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to the Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Project as a whole. As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord (and/or any other owners of Torrey Ridge Science Center) may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, in the event Landlord (and/or any other owners of Torrey Ridge Science Center) elect to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Building and such Other Buildings on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

4.3.5 Initial Operating Expense Cap and Cap on Controllable Operating Expenses. Notwithstanding anything to the contrary contained in this Article 4, (i) in no event shall Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for the first (1st) twelve (12) months of the initial Lease Term (i.e., the first Lease Year) exceed Tenant’s Share of Fifty-Five Cents ($0.55) per rentable square foot of the Building per month (i.e., an amount equal to Thirty-Eight Thousand Three Hundred Ninety-Four and 40/100 Dollars ($38,394.40) based on 69,808 rentable square feet in the Premises), and (ii) the aggregate “Controllable Expenses” (as hereinafter defined) included in Operating Expenses in any Expense Year after the first Expense Year shall not increase by more than five percent (5%) on an annual, cumulative and compounded basis, over the actual aggregate Controllable Expenses included in Operating Expenses for any preceding Expense Year, but with no such limit on the amount of Controllable Expenses which may be included in the Operating Expenses incurred during the first Expense Year. For purposes of this Section 4.3.5, “Controllable Expenses” shall mean all Operating Expenses except (i) any and all assessments, including assessment districts and government-mandated charges with respect to the Building or Real Property, or any part thereof; (ii) insurance carried by Landlord with respect to the Real Property and/or the operation thereof; (iii) janitorial and cleaning expenses; and (iv) costs of capital expenditures, including, without limitation, costs of capital improvements, capital alterations, capital repairs, reasonable wages, salaries and other compensation and benefits paid to Landlord’s employees, agents or contractors engaged in the operation, management, maintenance or security of the Building or Real Property, to the extent such wages, salaries and other compensation are for union personnel. The provisions of this Section 4.3.5 do not apply to the Tax Expenses nor Utilities Costs.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for all taxes or assessments actually paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within three (3) days after the date due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

ARTICLE 5

USE OF PREMISES; HAZARDOUS MATERIALS; ODORS AND EXHAUST

5.1 Use. Tenant shall use the Premises solely for laboratory and office purposes to the extent consistent with the character of the Building as a first-class biotechnology building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D attached hereto, or in violation of the laws of the United States of America, the state in which the Project is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall comply with the Rules and Regulations and all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project, including but not limited to, (i) that certain Declaration of Covenants, Conditions and Restrictions recorded August 28, 1991, as Instrument No. 1991-0440869 in the San Diego County Official Records, and (ii) that certain Declaration of Covenants, Conditions, and Restrictions for Torrey Pines Science Center [Unit 2] recorded on June 27, 1994, as Instrument No. 1994-0405385 in the San Diego County Official Records (collectively, the existing “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder.

5.2 Hazardous Materials.

5.2.1 Definitions: As used in this Lease, the following terms have the following meanings:

(a) “Environmental Law” means any past, present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below) into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

(b) “Environmental Permits” mean collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law or otherwise desired by Landlord including, but not limited to, any Spill Control Countermeasure Plan and any Hazardous Materials Management Plan.

(c) “Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), freon and other chlorofluorocarbons, “biohazardous waste,” “medical waste,” “infectious agent”, “mixed waste” or other waste under California Health and Safety Code §§ 117600 et, seq.

(d) “Release” shall mean with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, pumping, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

5.2.2 Tenant’s Obligations – Environmental Permits. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that may be required from time to time under any Environmental Laws applicable to Tenant or required in connection with Tenant’s use of the Premises and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Tenant or the Premises. On or before the date Tenant commences business operations in the Premises and thereafter from time to time upon Landlord’s written request, Tenant shall provide to Landlord all Environmental Permits pertaining to the Premises and Tenant’s business operations therein.

5.2.3 Tenant’s Obligations – Hazardous Materials. Except as expressly permitted herein, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, or any other portion of the Property by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Landlord acknowledges that it is not the intent of this Section 5.2 to prohibit Tenant from operating its business for the uses permitted hereunder. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable Environmental Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Material to be present at the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Premises (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Lease Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Lease Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of applicable Environmental Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Premises (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Premises for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building and/or the Project or any portion thereof by Tenant or any of Tenant’s Parties during the Term of this Lease.

5.2.4 Landlord’s Right to Conduct Environmental Assessment. At any time during the Lease Term, Landlord shall have the right, at Tenant’s sole cost and expense, to conduct an environmental assessment of the Premises (as well as any other areas in, on or about the Project that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Premises (collectively, the “Affected Areas”) in order to confirm that the Premises and the Affected Areas do not contain any Hazardous Materials in violation of applicable Environmental Laws or under conditions constituting or likely to constitute a Release of Hazardous Materials. Such environmental assessment shall be a so-called “Phase I” assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with, at Tenant’s sole cost and expense, any additional investigation and report which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, any so-called “Phase II” report). Such right to conduct such environmental assessment shall not be exercised more than once per calendar year unless Tenant is in default under this Section 5.2 (beyond the expiration of all applicable notice and cure periods). Notwithstanding anything above to the contrary, Landlord shall pay for the costs of such assessment unless it is determined, based on such assessment, that Tenant was not in compliance with this Section 5.2.

5.2.5 Tenant’s Obligations to perform Corrective Action. If the data from any environmental assessment authorized and undertaken by Landlord pursuant to Section 5.2.4 indicates there has been a Release, threatened Release or other conditions with respect to Hazardous Materials on, under or emanating from the Premises and the Affected Areas that may require any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities (“Corrective Action”), Tenant shall immediately undertake Corrective Action with respect to contamination if, and to the extent, required by the governmental authority exercising jurisdiction over the matter. Any Corrective Action performed by Tenant will be performed with Landlord’s prior written approval and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by an environmental consulting firm (reasonably acceptable to Landlord). Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Project (provided, however, that any Corrective Action performed after the expiration or earlier termination of this Lease shall be subject to the access fee provisions set forth below). Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s reasonable approval. Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Project. Landlord shall provide access until Tenant delivers evidence reasonably satisfactory to Landlord that Tenant’s Corrective Action activities on the Premises and the Affected Areas satisfy applicable Environmental Laws. It shall be reasonable for Landlord to require Tenant to deliver a “no further action” letter or substantially similar document from the applicable governmental agency. Landlord shall continue to provide access and Tenant shall continue to pay the access fee until such time as Landlord is able to use the Premises and the Affected Areas for such purposes as Landlord reasonably desires. Landlord’s “reasonableness” as used in the immediately preceding sentence shall be based on (i) the zoning of the Premises as of the date in question, and (ii) the logical uses of the Premises as of the date in question. If Landlord desires to situate a tenant in the Premises, the Building and the Project and remediation of the Premises and the Affected Areas is ongoing, Landlord shall be deemed to be unable to use the Premises, the Building and the Project in the way Landlord reasonably desires and Tenant shall be obligated to continue paying the access fee until such time as Landlord is able to situate said tenant in the Premises, the Building and/or the Project. Tenant agrees, to the extent applicable and reasonably practicable, to install, at Tenant’s sole cost and expense, screening around its remediation equipment so as to protect the aesthetic appeal of the Premises, the Building and the Project. Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises, the Building and the Project) in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the Premises, the Building and the Project to a subsequent user. Any Hazardous Materials contamination on, in, under or about the Premises and the Affected Areas at the expiration or earlier termination of this Lease which is not disclosed by Tenant prior to the effective date of this Lease, or which was not disclosed by the reports provided by Landlord pursuant to Section 5.2.10, shall be presumed to have arisen in connection with Tenant’s environmental activities under the Lease. Notwithstanding anything above to the contrary, if any clean-up or monitoring procedure is required by any applicable governmental authorities in, on, under or about the Premises and the Affected Areas during the Lease Term as a consequence of any Hazardous Materials contamination and the procedure for clean-up is not completed (to the satisfaction of Landlord and/or the governmental authorities) prior to the expiration or earlier termination of this Lease then, at Landlord’s election, (i) this Lease shall be deemed renewed for a term commencing on the expiration or earlier termination of this Lease and ending on the date the clean-up procedure is anticipated to be completed; or (ii) Tenant shall be deemed to have impermissibly held over (and Article 16 of this Lease shall apply with full force and effect) and Landlord shall be entitled to all damages directly or indirectly incurred, including, without limitation, damages occasioned by the inability to relet the Premises and/or any other portion of the Building or a reduction of the fair market or rental value of the Premises and/or the Building.

5.2.6 Tenant’s Duty to Notify Landlord Regarding Releases. Tenant agrees to promptly notify Landlord of any Release of Hazardous Materials in the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant, at Tenant’s sole cost and expense, to immediately take all reasonable steps Landlord deems necessary or appropriate to remediate such Release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s).

5.2.7 Tenant’s Environmental Indemnity. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, subpartners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Property and which are caused or permitted by Tenant or any of Tenant’s Parties during the Term of this Lease, including arising from or caused in whole or in part, directly or indirectly, by (i) the presence in, on, under or about the Premises and the Affected Areas, of any Hazardous Materials; (ii) Tenant’s or other user’s actual, proposed or threatened use, treatment, storage, transportation, holding, existence, disposition, manufacturing, control, management, abatement, removal, handling, transfer, generation or Release (past, present or threatened) of Hazardous Materials to, in, on, under, about or front the Premises and the Affected Areas; (iii) any past, present or threatened non-compliance or violations of any Environmental Laws in connection with Tenant and/or the Premises and/or the Affected Areas, (iv) personal injury claims (v) the payment of any environmental liens, or the disposition, recording, or filing or threatened disposition, recording or filing of any environmental lien encumbering or otherwise affecting the Premises and/or the Affected Areas, (vi) diminution in the value of the Premises and/or the Project, (vii) damages for the loss or restriction of use of the Premises and/or the Project, including prospective rent, lost profits and business opportunities, (viii) sums paid in settlement of claims, (ix) reasonable attorneys’ fees, consulting fees and expert fees, (x) the cost of any investigation of site conditions, and (xi) the cost of any repair, clean-up or remediation ordered by any governmental or quasi-governmental agency or body or otherwise deemed necessary in Landlord’s reasonable judgment. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, the Building and/or the Project, or the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of the indemnity provisions in this Section 5.2, any acts or omissions of Tenant and/or Tenant’s Parties or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant. The provisions of this Section 5.2.7 will survive the expiration or earlier termination of this Lease.

5.2.8 Landlord’s Environmental Indemnity. Landlord and its successors and assigns shall indemnify, defend, reimburse and hold Tenant, its employees and lenders, harmless from and against any and all damages, including the cost of remediation (but excluding loss of business, loss of profits or other consequential damages), which result from Hazardous Materials which existed on the Premises prior to Tenant’s occupancy or which are caused by the negligence or willful misconduct of Landlord or landlord Parties. Landlord’s obligations, as and when required by the Environmental Law, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. Notwithstanding anything to the contrary in this Lease (including, without limitation the provisions of this Paragraph 5.2.8, Tenant shall have no obligation to remediate, clean up, monitor, abate, or to comply with any law regarding, or to reimburse, release, indemnify, or defend Landlord or Landlord Parties with respect to any Hazardous Materials which now or hereafter become regulated by any governmental authority or agency thereof and which Tenant or Tenant Parties did not store, dispose of, or transport in, use, or cause to be on the Premises in violation of any Environmental Law. If any Hazardous Materials are present in the Premises (or the underlying soil or groundwater) and such presence was not caused by Tenant, Landlord shall protect, indemnify, defend, and hold Tenant harmless from and against any and all claims, liability, loss, proceedings, damages, causes of action, cost, or expense (including attorneys’ fees) arising therefrom (but excluding loss of business, loss of profits or other consequential damages).

5.2.9 Landlord’s Termination Option for Certain Environmental Problems. If Hazardous Materials are present at the Premises that are required by Environmental Law to be remediated and Tenant is not responsible therefor pursuant to Section 5.2, Landlord may, at its option, either (i) remediate such Hazardous Materials, in which event this Lease shall continue in full force and effect or if the estimated cost to remediate such Hazardous Materials exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Threshold Amount”), give written notice to Tenant, within thirty (30) days after receipt by Landlord of knowledge of the existence of such Hazardous Materials, of Landlord’s desire to terminate this Lease as of the date ninety (90) days following the date of such notice. In the event Landlord elects to give such a termination notice, Tenant may, within ten (10) days thereafter, give written notice to Landlord of Tenant’s commitment to pay the amount by which the cost of the remediation of such Hazardous Materials exceeds the Threshold Amount. Tenant shall provide Landlord with such funds or satisfactory assurance thereof within thirty (30) days following such commitment. In such event, this Lease shall continue in full force and effect, and Landlord shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Tenant does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as the date specified in Landlord’s termination notice.

5.2.10 Landlord’s Obligations Regarding Hazardous Materials. Landlord confirms that it has received no written notice of the existence of any violation of Applicable Laws governing Hazardous Material existing at the Real Property as of the date of this Lease. To the extent it is determined that Hazardous Material exists at the Real Property as of the Lease Commencement Date in violation of laws governing Hazardous Material, and such violation does not arise out of any acts or omissions of Tenant, its agents, employees or contractors, Landlord shall promptly take such action as is necessary to comply with such laws at no cost to Tenant. If, following the Lease Commencement Date, the Real Property becomes contaminated with Hazardous Material in violation of laws governing Hazardous Material, and such violation does not arise out of any acts or omissions of Tenant, its agents, employees or contractors, Landlord shall promptly take such action as is necessary to comply with such laws. Tenant acknowledges and agrees that Landlord has provided to Tenant a so-called “Phase I” environmental report relating to the Premises (the “Existing Phase I”). Landlord shall provide Tenant with an updated “Phase I” certified to Tenant within sixty (60) days after the date hereof (the “Updated Phase I”). In the event the Updated Phase I recommends Landlord to take corrective action in order to remediate any Hazardous Materials existing on the Real Property in violation of Environmental Laws (“Corrective Action”), then Landlord shall undertake such Corrective Action at Landlord’s sole cost and expense and shall diligently prosecute such Corrective Action to completion. In the event that by the date that is thirty (30) days prior to the Lease Commencement Date either, (a) the Corrective Action is not completed, or (b) Landlord has not delivered a clean Updated Phase I environmental report or Phase II environmental report, in each case certified to Tenant, reflecting that such Corrective Action has been completed in compliance with all Environmental Laws, then Tenant shall have the right to terminate this Lease upon written notice to Landlord unless Landlord, within thirty (30) days after receipt of Tenant’s termination notice, completes such Corrective Action and delivers such clean Phase I or Phase II. In no event shall Tenant have the right to terminate this Lease pursuant to this Section 5.2 (and such termination right shall be null and void) if the Updated Phase I indicates that no Corrective Action is recommended. Notwithstanding anything in this Lease to the contrary, in no event shall Landlord be obligated to perform its obligations under Exhibit B nor pay any commission owing to the Brokers until and unless Tenant’s termination right is rendered null and void or Tenant otherwise waives its termination right in writing. Landlord acknowledges and agrees that it has no other environmental reports relating to the Premises in its possession or control other than the “Phase I” environmental report delivered to Tenant prior to the date of this Lease. In connection with Tenant’s review of such “Phase I” environmental report, except as otherwise required to be disclosed by applicable law or court order, Tenant agrees to keep, and to cause all of Tenant’s employees and consultants to keep, such “Phase I” environmental report and all information pertaining thereto, strictly confidential, and in connection therewith, Tenant shall cause such employees and consultants to execute such commercially reasonable confidentiality agreements as Landlord may require prior to Landlord’s delivery of such “Phase I” environmental report.

5.3 Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will the Premises be damaged by any exhaust from Tenant’s operations. Landlord and Tenant therefore agree as follows:

5.3.1 Tenant shall not cause or permit (or conduct any activities that would cause) any release of any offensive or objectionable odors or fumes of any kind from the Premises.

5.3.2 If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release offensive or objectionable odors affecting any indoor or outdoor part of the Premises, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with applicable laws vent all offensive or objectionable fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Premises (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all offensive or objectionable odors in a manner that goes beyond the requirements of Applicable Laws. Any costs associated with such ventilation system shall be borne equally by Landlord and Tenant.

5.3.3 Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to remove, eliminate and abate any offensive or objectionable odors, fumes or other substances in Tenant’s exhaust stream that emanate from the Premises. Any work Tenant performs under this Section 5.3 shall constitute Alterations.

5.3.4 Tenant’s responsibility to remove, eliminate and abate offensive or objectionable odors, fames and exhaust shall continue throughout the Term.

5.3.5 If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s written request made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that cause offensive or objectionable odors, fumes or exhaust.

5.4 Control Areas. At Landlord’s option and discretion, Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall, with respect to the office portions of the Premises, provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the “Holidays”). Landlord shall provide heating and air conditioning to the lab portions of the Premises on a 24/7 basis.

6.1.2 Landlord shall provide Building-standard electrical wiring and facilities for use for Building-standard lighting and standard equipment, as determined by Landlord. Landlord shall designate the electricity utility provider from time to time.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.2 Overstandard Tenant Use. Tenant shall not without Landlord’s prior written consent, use heat-generating machines or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the need for water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 above. If such consent is given, Landlord shall have the right to install supplementary air conditioning systems or equipment in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant desires to use heat, ventilation or air conditioning (“HVAC”) during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, and (iii) Tenant shall pay such cost to

Landlord within ten (10) days after billing, as additional rent. The hourly after-hours HVAC cost shall be equal to (A) the actual cost incurred by Landlord to supply such after-hours HVAC on an hourly basis (but based on a one (1) hour minimum provision of such after-hours HVAC, (B) increased wear and tear and depreciation of equipment to provide such after-hours HVAC, and (C) the pro rata maintenance costs related to such after-hours HVAC.

6.3 Separate Metering. Tenant shall be separately submetered for all of the electricity and water and/or (if Landlord elects) other utilities and Tenant shall pay for the cost of all such utilities so separately metered, or which are billed directly to Tenant, within ten (10) days after invoice.

6.4 Interruption of Use. Subject to Section 6.7 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including, but not limited to, any central plant or other lab system, telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property (including scientific research and any intellectual property) or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services (including; but not limited to, emergency Generator services) or utilities as set forth in this Article 6.

6.5 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing and additional repairs and maintenance, provided that Tenant shall pay to Landlord within ten (10) days after billing and as Additional Rent hereunder, the sum of all costs to Landlord of such additional services plus a five percent (5%) administration fee.

6.6 Janitorial Service. Landlord shall not be obligated to provide any janitorial services to the Premises or replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a first-class manner consistent with the first-class nature of the Building and Project. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant and to require Tenant to provide additional cleaning, if reasonably necessary. In the event Tenant shall fail to provide any of the services described in this Section 6.6 to be performed by Tenant within five (5) business days after written notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.

6.7 Abatement of Rent When Tenant is Prevented From Using Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of (i) any repair, maintenance or alteration performed by Landlord after the Lease Commencement Date and required to be performed by Landlord under this Lease or permitted pursuant to Section 24.30 below, or (ii) any failure by Landlord to provide to the Premises any of the facilities for essential utilities and services required to be provided in Section 6.1.1 above, or (iii) any failure by Landlord to provide access to the Premises, then Tenant’s obligation to pay Base Rent and Tenant’s Share of Direct Expenses shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises; provided, however, that Tenant shall only be entitled to such abatement of rent if the matter described in clauses (i), (ii) or (iii) of this sentence is within Landlord’s reasonable control or caused by Landlord’s negligence, gross negligence or willful misconduct. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Article 11 or a taking pursuant to Article 12, then the Eligibility Period shall not be applicable.

6.8 Landlord’s Emergency Generator. Landlord, at its sole cost and expense, shall, prior to the Commencement Date, connect the emergency generator serving the Building (“Generator”) to the Premises and, in such event, Tenant shall have the right to draw power from such Generator at times when the emergency generator is in emergency operation; provided, however, that Tenant may only draw Tenant’s Share of Available Power for Tenant’s critical power requirements (i.e., certain portions of Tenant’s lobs in the Premises). As used herein, “Available Power” means Tenant’s Share of such Generator’s electricity which is in excess of the power required by Landlord to operate the Project’s and/or Building’s fire/life safety equipment from the Generator (and Tenant shall only be allowed to draw Tenant’s Share of power in excess of Available Power). At all times during the term of the Lease, Landlord shall provide availability to Tenant to the Generator (or a replacement thereof which provides at least as much Available Power to Tenant as the existing Generator).

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances, together with all portions of the HVAC, electrical, mechanical plumbing, life safety and lab systems from the point that such systems solely serves the Premises and all portions of all fume hoods and other exhaust systems (all such systems collectively being referred to as the “Premises Systems”), in a first-class condition. Tenant’s obligations shall include restorations, replacements or renewals, including capital expenditures for restorations, replacements or renewals which will have an expected life beyond the Term, when necessary to keep the Premises and all improvements thereon or a part thereof and the Premises Systems in first-class order, condition and repair and in compliance with all applicable laws. Except as expressly set forth in this Lease, it is intended by the parties hereto that Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Premises, the improvements located therein or the equipment therein, or the nonstructural aspects of the Premises Systems, all of which obligations are intended to be the expense of Tenant (whether or not such repairs, maintenance or restoration shall have an expected life extending beyond the Term). Tenant’s maintenance of the Premises Systems shall comply with the manufacturers’ recommended operating and maintenance procedures. Tenant shall enter into and pay for maintenance contracts (in forms satisfactory to Landlord in its sole discretion) for the Premises Systems in accordance with the manufacturers’ recommended operating and maintenance procedures. Such maintenance contracts shall be with reputable contractors, satisfactory to Landlord in its sole discretion, who shall have not less than ten (10) years of experience in maintaining such systems in biotechnical facilities. Tenant shall be solely responsible for the cost of all interior nonstructural improvements or alterations to the Premises or the Premises Systems required by law. Notwithstanding the foregoing, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord shall, as part of Operating Expenses, repair and maintain the structural portions of the Building, including the roof, slab and exterior walls, as well as the roof membrane and the basic plumbing, HVAC and electrical systems serving the Building and not located in the Premises; provided, however, to the extent such maintenance and repairs are caused by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code: or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of three percent (3%) of the cost of the Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). In any event, all of Tenant’s contractors and subcontractors shall maintain the applicable insurance required in Exhibit E and Tenant shall ensure that Tenant’s contractors and subcontractors comply with the requirements set forth therein. Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the Building or Project or the common areas, and as not to obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment (other than the Tenant Improvements constructed by Landlord pursuant to Exhibit B) which may be installed or placed in or about the Premises shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, Landlord may require that Tenant remove any improvement (but not any Tenant Improvements) or Alteration upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal so long as Landlord notified Tenant at the time Landlord approved such Alterations that Landlord will require the report of any such Alterations; provided, however, that Landlord will not require removal of Alterations which, in Landlord’s sole (but good faith) opinion, are consistent with the Tenant Improvements constructed by Landlord or do not materially increase Landlord’s costs to remove after the expiration or sooner termination of this Lease. If Tenant fails to complete such removal and/or to repair by the end of the Lease Term, Landlord may do so and may charge the cost thereof to Tenant.

8.4 Wi-Fi Network. Without limiting the generality of the foregoing, if Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Project or with any other tenant’s communication equipment, and not to damage the Building or Project or interfere with the normal operation of the Building or Project, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 8.4, except to the extent same is caused by the negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) business days following such occurrence to correct such interference. If such interference continues after such three (3) business day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and Project and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Building or Project, including without limitation, Building or Project systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and confirm Tenant’s compliance with the terms of this Section 8.4, Tenant shall reimburse Landlord for the costs incurred by Landlord in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 8.4 within twenty (20) days after the date Landlord submits to Tenant an invoice for such costs. This reimbursement obligation is in addition to, and not in lieu of, any rights or remedies Landlord may have in the event of a breach or default by Tenant under this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant shall cause it to be immediately released and removed of record. If any such lien is not released and removed within fifteen (15) days after written notice of such lien is delivered by Landlord to Tenant, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released front any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation,

Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and Project; provided, however, that Tenant’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Landlord or any Landlord Parties. Notwithstanding anything in this Section 10.1 to the contrary, the foregoing assumption of risk, release and indemnity shall not apply to any Claims to the extent resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties and not insured (or required to be insured) by Tenant under this Lease (collectively, the “Excluded Claims”), and Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s officers, agents and employees (collectively, “Tenant Parties”) from and against any such Excluded Claims, but only to the extent Landlord’s liability is not waived and released by Tenant pursuant to the terms of Section 10.4 of this Lease (provided, however, that Landlord’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Tenant or any Tenant Parties). Each party’s agreement to indemnify the other pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by the indemnifying party pursuant to the provisions of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease. Notwithstanding anything in this Lease to the contrary but subject to Section 6.7 and Landlord’s indemnity obligations in this Lease, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research or intellectual property, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, malfunctioning lab systems including any malfunction of the central plant systems, roof leaks or stoppages of lines). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described above.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial general liability insurance written on the current ISO CG 00 01 occurrence form or an equivalent acceptable to Landlord (the “CGL”), (i) covering liability arising from bodily injury (including mental anguish and death), property damage, premises (including the use or occupancy of the Premises, the Building and all areas appurtenant to the Premises and the Building, including any parking areas and areas outside the Premises that Tenant is authorized to use temporarily), operations, independent contractors, personal and advertising injury, and liability assumed under an insured contract, (ii) with limits of not less than $1,000,000 each occurrence, $1,000,000 personal and advertising injury, $2,000,000 general aggregate, and $2,000,000 products-completed operations aggregate, (iii) with defense provided in addition to policy limits, (iv) with a standard ISO separation of insureds provision or a substantially similar provision, and (v) including the Landlord Parties (as defined below) as additional insureds, using ISO additional insured endorsement CG 20 11 or an equivalent acceptable to Landlord. If the additional insured endorsement restricts the Landlord Parties’ coverage under the CGL to liability arising out of the ownership, maintenance or use of premises described in the endorsement, then the description of these premises in the endorsement must include the Premises, any parking areas at the Property that Tenant is authorized to use, and any other areas of the Property outside the Premises that Tenant is authorized to use temporarily. Tenant shall ensure that the CGL policy provides coverage for the Landlord Parties’ own acts related to the Premises, and does not limit their coverage to liability arising from Tenant’s acts. The CGL must not include a “designated premises” endorsement that limits Tenant’s coverage under the CGL to matters related to the Premises. The CGL must apply as primary and non-contributing insurance with respect to any other insurance or self-insurance programs afforded to the Landlord Parties. If the CGL contains a general aggregate limit, it must apply separately to the Premises on a “per project” or “per location” basis.

10.3.2 Commercial excess or umbrella liability insurance with respect to Tenant’s CGL, business auto liability and employers liability insurance, with a limit of not less than $10,000,000 each occurrence. This insurance must (i) provide coverage at least as broad as the applicable primary coverages (and, if excess, must be “true follow form”), (ii) include the Landlord Parties as additional insureds with respect to the CGL, (iii) apply on a primary basis with respect to any commercial general liability insurance carried by the Landlord Parties, (iv) provide that aggregate limits of liability apply separately with respect to the Premises, and (v) provide that if the allocations of minimum primary and excess/umbrella limits established in this Section, Tenant may provide lower minimum limits of primary insurance so long as the minimum limit of the excess/umbrella insurance is increased by the amount of the primary reduction.

10.3.3 Physical Damage Insurance – Commercial property insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5 Workers compensation and employers liability insurance for all persons Tenant employers or uses as labor. The workers compensation insurance must fulfill applicable statutory requirements. The employers liability insurance must have limits of not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 each employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease. Policy shall also include a waiver of subrogation in favor of Landlord and Landlord Parties.

10.3.6 Business automobile liability insurance on ISO form CA 00 01 to cover liability insurance arising out of any auto (including owned, hired and non-owned autos), with a limit of not less than $1,000,000 each accident.

10.3.7 Environmental Liability insurance (in form and substance satisfactory to Landlord) with limits of coverage not less than Ten Million Dollars ($10,000,000.00) combined per occurrence and in the aggregate insuring against any and all liability with respect to the Premises and all areas appurtenant thereto arising out of any death, or injury to any person, damage or destruction of any property, other loss, cost or expense resulting from any release, spill, leak or other contamination of the Premises, or any other property surrounding the Premises attributable to the presence of Hazardous Materials. Upon Landlord’s request, Tenant shall also obtain (at Tenant’s sole cost and expense) environmental impairment liability insurance and environmental remediation liability insurance (in form and substance (including limits) acceptable to Landlord). If, at anytime it reasonably appears to Landlord that Tenant is not maintaining sufficient insurance or other means of financial capacity to enable Tenant to fulfill its obligations to Landlord hereunder, whether or not then accrued, liquidated, conditional or contingent, Tenant shall procure and thereafter maintain in full force and effect such insurance or other form of financial assurance, with or from companies or persons and in form and substance reasonably acceptable to Landlord, as Landlord may from time to time reasonably request. Without limiting the generality of the foregoing, all such environmental liability insurance shall specifically insure the performance by Tenant of the indemnity provisions set forth in this Lease.

10.3.8 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 above; (iii) be issued by an insurance company having a rating of not less than A-VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.3 above, have deductible amounts not exceeding Twenty Five Thousand Dollars ($25,000.00) unless Landlord approves the higher amount in writing. Tenant shall deliver such policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor. Landlord may from time to time ask Tenant to seek or obtain other coverages or higher limits or broader coverage for required coverages, as may be commercially reasonable, including adjustments required by holders of indebtedness secured by the Project, and Tenant shall then use its best efforts promptly to obtain the coverages or limits.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective properly to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project and/or the Building, or the lessor of a ground or underlying lease with respect to the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the costs of such repair of such tenant improvements and Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord therefor from Tenant’s insurance carrier, as assigned by Tenant, the excess costs of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements of any such tenant improvements and Alterations, Tenant shall, prior to Landlord’s commencement of such improvement work, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding Section 11.1 above to the contrary, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within one hundred twenty (120) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project and/or the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last year of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord and/or Tenant shall have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after such damage, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days written notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, or its ground lessor or mortgagee with respect to the Project, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant’ shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, (v) a list of Hazardous Materials, certified by the proposed Transferee to be true and correct, that the proposed Transferee intends to use or store in the Premises, and (vi) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, within thirty (30) days alter written request by Landlord, Tenant shall pay to Landlord One Thousand Five Hundred Dollars ($1,500.00) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an intermit, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease;

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may within six (6) months after Landlord’s consent, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord one hundred percent (100%) of any Transfer Premium received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall terminate this Lease with respect to the Subject Space as of the date slated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease is terminated with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the rentable square feet retained by Tenant in proportion to the rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 above.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord; and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any

Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. Subject to Section 14.7 below, for purposes of this Lease, the term “Transfer” shall also include: (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of the partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof;: and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7 Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets or stock of Tenant in one or a series of transactions, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 14, provided that:

14.7.1 Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

14.7.2 Tenant gives Landlord prior written notice of any such assignment or sublease to an Affiliate;

14.7.3 Any such Affiliate has, following the effective date of any such assignment or sublease, a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles, which is equal to or greater than Tenant as of the effective date of any such assignment or sublease and sufficient (in Landlord’s reasonable good faith opinion) to meet the obligations of Tenant under this Lease;

14.7.4 Any such assignment or sublease, exclusive of such Transfer as may occur pursuant to Section 14.6, shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

14.7.5 Unless Tenant ceases to exist as an entity following such Affiliate transaction, Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

An Affiliate that is an assignee of Original Tenant’s entire interest in this Lease may be referred to as an “Affiliate Assignee.”

14.8 Initial Public Offering. The initial public offering of Tenant shall not be deemed a Transfer under this Article 14.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Tenant’s restoration obligations may also include satisfying Landlord’s commercially reasonable procedures regarding the cleaning of any lab systems and sealing any connection points of any such lab systems to the Premises, all at Tenant’s sole cost and expense. At least one hundred twenty (120) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises prepared by an independent third party reasonably acceptable to Landlord (“Surrender Plan”). Within ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with written evidence that Tenant has fulfilled Tenant’s obligations set forth in the Surrender Plan and that Tenant has obtained all appropriate governmental releases pertaining to the Premises in accordance with applicable laws, including laws pertaining to the surrender of the Premises (“Exit Survey”). In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Surrender Plan and Exit Survey and compliance with any recommendations set forth in the Exit Survey. Tenant shall, upon the expiration or earlier termination of this Lease, furnish to Landlord evidence that Tenant has closed all governmental permits and licenses, if any, issued in connection with Tenant’s or Tenant’s Parties’ activities at the Premises. If any such governmental permits or licenses have been issued and Tenant fails to provide evidence of such closure on or before the expiration or earlier termination of this Lease, then until Tenant does so, the holdover provisions of Article 16 of this Lease shall apply to the entire Premises. Upon such expiration or termination, Tenant shall, without expense to Landlord, satisfy any surrender obligations pursuant to Section 8.3 of this Lease and shall, in any event, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further terms, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Notwithstanding anything set forth in this Article 16 to the contrary, Tenant shall, in the event Tenant has not exercised any extension option, have the one-time right to extend the initial Term of the Lease for a period of up to three (3) months (“Temporary Extension Term”) by delivering written notice of the exercise of such right at least one hundred eighty (180) days prior to the expiration of the initial Lease Term, which notice shall specify the period of the Temporary Extension Term Tenant shall select (which period shall be not less than one (1) month nor more than three (3) months), and provided that, at Landlord’s option, and in addition to all remedies available to Landlord under this Lease, at law or in equity, Tenant is not in default under this Lease (after expiration of any applicable notice and cure period) as of the date Tenant delivers such notice to Landlord or the commencement of the Temporary Extension Term. If Tenant timely exercises such renewal right, all of the terms and conditions of this Lease shall apply during the Temporary Extension Term except that the monthly Base Rent payable by Tenant for such Temporary Extension Term shall be equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last rental period under this Lease (in addition to Tenant’s other monetary obligations under this Lease). Any month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Except with respect to Tenant’s occupancy of the Premises during the Temporary Extension Term, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in a commercially reasonable form, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s Mortgagee or Landlord’s prospective mortgagees. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes, so long as such instruments are in a commercially reasonable form. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments (except if such failure is caused by Tenant’s commercially reasonable objection to the form of such certificate or instrument)shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease. In addition, Tenant shall be liable to Landlord, and shall indemnify Landlord from and against any loss, cost, damage or expense, incidental, consequential, or otherwise, including attorneys’ fees, arising or accruing directly or indirectly, from any failure of Tenant to execute or deliver to Landlord any such estoppel certificate (except if such failure is caused by Tenant’s commercial reasonable objection to the form of such certificate or instrument). Upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements of the Guarantor in a form consistent with the foregoing criteria.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease, require in writing that this Lease be superior thereto. A condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future mortgage or deed of trust is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from the lessor or lender of such future instrument. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) business days of written request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, or ground leases, provided that such instruments are in a commercially reasonable form. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord shall obtain from the current lender holding a lien on the Real Property as of the date hereof’ a subordination, non-disturbance and attorney agreement (“SNDA”) in favor of Tenant with respect to this Lease, in the form attached hereto as Exhibit F.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within three (3) calendar days after written request therefore from Landlord; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2. Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 Abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while in default of any provision of this Lease.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) the worth at the time of award of any unpaid rent which has been earned at the lime of such termination; plus

(ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award ‘of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term ‘‘rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 above. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rule of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant,

Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) business days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated which affects the Premises and/or Tenant’s use of the Premises. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building’s life safety system (collectively the “Excluded Changes”); provided, however, to the extent such Excluded Changes are required due to or triggered by Tenant’s improvements or alterations to and/or manner of use of the Premises, Landlord shall perform such work, at Tenant’s cost (which shall be paid by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor from Landlord). In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon not less than 48 hours advance notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground lessors; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, that Landlord shall use reasonable efforts to minimize any disruption to Tenant’s business operations in the Premises during any such entry. Subject to Section 6.7 of this Lease, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

PARKING

Throughout the Lease Term, Tenant shall have the right to use, on a “first-come, first-serve” basis, in common with other tenants of the Building and free of parking charges, the number of unreserved parking spaces set forth in Section 12 of the Summary, which unreserved parking spaces are located in the subterranean Parking Facility and the surface parking lot serving the Building as shall be designated by Landlord from time to time for unreserved parking for the tenants of the Building; provided, however, that Tenant, at Tenant’s sole cost and expense, shall have the right to designate (i) up to six (6) of Tenant’s unreserved parking spaces as reserved parking spaces, the location of which reserved parking spaces shall be in the surface parking lot in an area next to the backside of the common area lobby near the entry to the Premises, with the exact location to be mutually agreed upon by Landlord and Tenant, and (ii) up to twenty-nine (29) of Tenant’s unreserved parking spaces as reserved parking spaces, the location of which reserved parking spaces shall be in the subterranean Parking Facility (within the exact location to be determined by Landlord after consultation with Tenant). Tenant’s continued right to use the parking spaces is conditioned upon (i) Tenant abiding by (A) the Parking Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit D and all modifications and additions thereto which are prescribed from time to time for the orderly operation and use of the Parking Facility by Landlord, and/or Landlord’s Parking Operator (as defined below), and (B) all recorded covenants, conditions and restrictions affecting the Building, and (ii) upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with the Parking Rules and Regulations (and all such modifications and additions thereto, as the case may be), any such other rules and regulations and covenants, conditions and restrictions. Landlord (and/or any other owners of Torrey Ridge Science Center) specifically reserve the right to change the size, configuration, design, layout, location and all other aspects of the Parking Facility (including without limitation, implementing paid visitor parking), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Facility. Landlord may delegate its responsibilities hereunder to a parking operator (the “Parking Operator”) in which case the Parking Operator shall have all the rights of control attributed hereby to Landlord. Any parking tax or other charges imposed by governmental authorities in connection with the use of such parking shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Landlord’s demand therefor. The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above. All visitor parking by Tenant’s visitors shall be subject to availability, as reasonably determined by Landlord (and/or the Parking Operator, as the case may be), parking in such visitor parking areas as may be designated by Landlord (and/or the Parking Operator from time to time, and payment by such visitors of the prevailing visitor parking rate (if any) charged by Landlord (and/or the Parking Operator) from time to time.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Modification of Lease. If any current or prospective mortgagee or ground lessor for the Project requires modifications to this Lease, which modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are required therefor and deliver the same to

Landlord within ten (10) days following the request therefor. If Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease (provided that such form is in a commercially reasonable form)and to deliver the same to Landlord within ten (10) days following the request therefor.

24.5 Transfer of Landlord’s Interest. Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Landlord may also assign its interest in this Lease to a mortgage lender as additional security but such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Tenant’s Signs.

24.8.1 Interior Signs. Tenant shall be entitled, at its sole cost and expense, to one (1) identification sign on or near the entry doors of the Premises, and for multi-tenant floors, one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the Premises are located]. Such signs shall be installed by a signage contractor designated by Landlord. Landlord acknowledges that Tenant is also obligated to post certain notices in order to comply with applicable laws, and Landlord hereby consents to the posting of such notices. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for signs described in this Section 24.8, Tenant may not install any signs on the exterior or roof of the Building, the Other Existing Buildings or the common areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

24.8.2 Exterior Signs. Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes and any covenants, conditions and restrictions affecting the Real Property, Landlord hereby grants Tenant (i) the exclusive right to have one (1) Building exterior identification sign containing the name “AltheaDx” in a location on the face of the Building designated by Landlord, (ii) the non-exclusive right to have one (1) exterior sign containing the name “AltheaDx” on the back side wall of the Building in the front main lobby area near the entry to the Premises, and (iii) the non-exclusive right to have one (1) sign containing the name “AltheaDx” on the monument sign serving the Building (the “Monument Sign”) (collectively, the “Exterior Signs.”) The design, size, specifications, graphics, materials, manner of affixing, exact location, colors and lighting (if applicable) of Tenant’s Exterior Signs shall be (i) consistent with the quality and appearance of the Project, (ii) subject to the approval of all applicable governmental and quasi-governmental authorities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes and any covenants, conditions and restrictions affecting the Real Property, and (iii) subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed). Landlord shall install Tenant’s Exterior Signs at Tenant’s sole cost and expense. In addition, Tenant shall be responsible for all other costs attributable to the fabrication, insurance, lighting (if applicable), maintenance, repair and removal of Tenant’s Exterior Signs. The signage rights granted to Tenant under this Section 24.8.2 are personal to the Original Tenant and may not be exercised or used by or assigned to any other person or entity. In addition, Original Tenant shall no longer have any right to Tenant’s Exterior Signs if at any time during the Term the Original Tenant does not lease and occupy the entire Premises then leased by Tenant hereunder. Upon the expiration or sooner termination of this Lease, or upon the earlier termination of Tenant’s signage rights under this Section 24.8.2, Landlord shall have the right to permanently remove Tenant’s Exterior Signs from the Building and/or the Project and to repair all damage to the Building and/or the Project resulting from such removal and restore the affected area to its original condition existing prior to the installation of such Exterior Signs, and Tenant shall reimburse Landlord for the costs thereof.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14 Landlord Exculpation. Notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project (excluding any proceeds thereof), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15 Entire Agreement. There are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, the License Agreement and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building, the Other Existing Buildings and/or in any other building and/or any other portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building, the Other Existing Buildings or Project.

24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor,

governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant’s obligations under the Tenant Work Letter (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19 or upon the date personal delivery is made or rejected. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

24.20 Joint and Several. If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

24.21 Authority. Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Project is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant confirms that it is not in violation of any executive order or similar governmental regulation or law, which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists. Neither Tenant nor any of its affiliates, nor to its knowledge any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Lease, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” (“SDNs”) or “blocked person” (each a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes.

24.22 Jury Trial; Attorneys’ Fees. TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other parry such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25 Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Lease other than the Brokers.

24.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27 Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building, the Other Existing Buildings and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building, the Other Existing Buildings and any portion of the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the names of the Building, the Other Existing Buildings or Project or use pictures or illustrations of the Building, the Other Existing Buildings or Project in advertising or other publicity, without the prior written consent of Landlord.

24.28 Building Directory. Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory. The initial cost of such directory signage shall be paid for by Landlord, but any subsequent charges thereto shall be at Tenant’s cost.

24.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

24.30 Landlord’s Construction. Except as specifically set forth in this Lease or in the Tenant Work Letter: (i) Landlord has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, the Other Existing Buildings, the Project, or any part thereof; and (ii) no representations or warranties respecting the condition of the Premises, the Building, the Other Existing Buildings or the Project have been made by Landlord to Tenant. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Building, the Other Existing Buildings, the Premises, and/or the Project, including without limitation, landscaping and tenant improvements for premises for other tenants and, at Landlord’s sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Building and/or the Other Existing Buildings, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, the Other Existing Buildings and/or the Project, which work may create noise, dust or leave debris in the Building, the Other Existing Buildings and/or the Project. Subject to Section 6.7 above, Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Subject to Section 6.7 above and Landlord’s indemnity obligations in this Lease, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s actions in connection with such Construction.

24.31 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

24.32 Additional Allowance. Landlord shall provide Tenant with an allowance (“Additional Allowance”) equal to Sixteen Dollars ($16.00) per rentable square foot of the Premises (i.e., an amount up to One Million One Hundred Sixteen Thousand Nine Hundred Twenty-Eight Dollars ($1,116,928.00) based on 69,808 rentable square feet in the Premises) to help Tenant pay for the actual and documented costs incurred by Tenant (collectively, the “Moving/Cabling/FF&E Costs”) for (i) moving and relocating to the Premises, (ii) the costs of data and telecommunications cabling in the Premises, and (iii) the costs of the purchase and installation of furniture, fixtures and equipment in the Premises. So long as Tenant is not then in default under this Lease (beyond the expiration of all applicable notice and cure periods) Landlord shall disburse one-half (1/2) of the Additional Allowance (i.e., an amount equal to Five Hundred Fifty-Eight Thousand Four Hundred Sixty-Four Dollars ($558,464.00) based on 69,808 rentable square feet in the Premises) (the “First Disbursement”) within thirty (30) days after Landlord has received Tenant’s written request for disbursement together with copies of paid invoices from third parties evidencing the amount of such Moving/Cabling/FF&E Costs paid by Tenant, but Landlord shall have no obligation to disburse the Initial Disbursement until after the Lease Commencement Date has occurred and after Tenant is occupying the Premises and conducting its business therein. So long as Tenant is not then in default under this Lease, Landlord shall deliver the remaining amount of the Additional Allowance to Tenant as follows: (i) Landlord shall disburse One hundred Thirty-Nine Thousand Six hundred Sixteen Dollars ($139,616.00) of the Additional Allowance on the first (1st) day of the second (2nd) annual anniversary of the Lease Commencement Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(the “Second Disbursement’’); (ii) Landlord shall disburse One Hundred Thirty-Nine Thousand Six Hundred Sixteen Dollars ($139,616.00) of the Additional Allowance on the first (1st) day of the third (3rd) annual anniversary of the Lease Commencement Date (the “Third Disbursement”); (iii) Landlord shall disburse One Hundred Thirty-Nine Thousand Six Hundred Sixteen Dollars ($139,616.00) of the Additional Allowance on the first (1st) day of the fourth (4th) annual anniversary of the Lease Commencement Date (the “Fourth Disbursement”), and (iv) Landlord shall disburse the balance of the Additional Allowance (in the amount of One Hundred Thirty-Nine Thousand Six Hundred Sixteen Dollars ($139,616.00)) on the first (1st) day of the fifth (5th) annual anniversary of the Lease Commencement Date (the “Final Disbursement”). Notwithstanding anything above to the contrary, Tenant shall, after each of the herein mentioned disbursement dates, have the option to use any unused amount of the Additional Allowance as a credit toward Tenant s obligation to pay Base Rent and Additional Rent first coming due under the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”

WALTON TORREY OWNER C, LLC, a Delaware limited liability company

By:	Walton Legacy Torrey Holdings VII, LLC,
a Delaware limited liability company its Sole Member

	By:	Walton Torrey Investors VII, LLC
a Delaware limited liability company its Managing Member

		By:	Walton REIT Holdings VII, LLC
a Delaware limited liability company its Sole Member

			By:	Walton REIT VII, LLC
a Delaware limited liability company its Managing Member

				By:	Walton Street Real Estate Fund VII-Q, LP
a Delaware limited partnership its Managing Member

					By:	Walton Street Managers VII, LP
a Delaware limited partnership its General Partner

						By:	WSC Managers VII, Inc.
a Delaware corporation its General Partner

							By:	/s/ Brian T. Kelly
							Name:	Brian T. Kelly
							Title:	Vice President
“Tenant”

ALTHEADX, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

***If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

(the “Second Disbursement’’); (ii) Landlord shall disburse One Hundred Thirty-Nine Thousand Six Hundred Sixteen Dollars ($139,616.00) of the Additional Allowance on the first (1st) day of the third (3rd) annual anniversary of the Lease Commencement Date (the “Third Disbursement”); (iii) Landlord shall disburse One Hundred Thirty-Nine Thousand Six Hundred Sixteen Dollars ($139,616.00) of the Additional Allowance on the first (1st) day of the fourth (4th) annual anniversary of the Lease Commencement Date (the “Fourth Disbursement”), and (iv) Landlord shall disburse the balance of the Additional Allowance (in the amount of One Hundred Thirty-Nine Thousand Six Hundred Sixteen Dollars ($139,616.00)) on the first (1st) day of the fifth (5th) annual anniversary of the Lease Commencement Date (the “Final Disbursement”). Notwithstanding anything above to the contrary, Tenant shall, after each of the herein mentioned disbursement dates, have the option to use any unused amount of the Additional Allowance as a credit toward Tenant s obligation to pay Base Rent and Additional Rent first coming due under the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”

WALTON TORREY OWNER C, LLC, a Delaware limited liability company

By:	Walton Legacy Torrey Holdings VII, LLC,
a Delaware limited liability company its Sole Member

	By:	Walton Torrey Investors VII, LLC
a Delaware limited liability company its Managing Member

		By:	Walton REIT Holdings VII, LLC
a Delaware limited liability company its Sole Member

			By:	Walton REIT VII, LLC
a Delaware limited liability company its Managing Member

				By:	Walton Street Real Estate Fund VII-Q, LP
a Delaware limited partnership its Managing Member

					By:	Walton Street Managers VII, LP
a Delaware limited partnership its General Partner

						By:	WSC Managers VII, Inc.
a Delaware corporation its General Partner

By:
Name:
Title:
“Tenant”

ALTHEADX, INC., a Delaware corporation

By:	/s/ Greg Hamilton
	Name:	Greg Hamilton
	Its:	CEO

By:	/s/ Jeffrey G. Black
	Name:	Jeffrey G. Black
	Its:	CFO

***If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT A-1

SITE PLAN OF PROJECT

EXHIBIT A-2

OUTLINE OF FIRST REFUSAL SPACE

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Lease Commencement Date. Except for Landlord’s Common Area Work (described below) and except for Landlord’s construction of the Tenant Improvements and the Additional Allowance, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Project. In addition to Tenant Improvement Work, Landlord shall, using Building-Standard materials and as soon as reasonably possible following the full execution and delivery of this Lease by Landlord and Tenant, perform the following common area work in the Project: (i) remodel both main common area lobbies in the Building utilizing finishes and furnishings at or better quality level as those used in the Other Building located at 10628 Science Center Drive; (ii) install one (l) common area passenger elevator to a pre-designated location near the main common area lobby that is next to the Premises; and (iii) add new landscaping to the areas in the back of the Building near the main common area lobby that is next to the Premises, (which landscaping will be similar in quality to the balance of the Project) (collectively, “Landlord’s Common Area Work”).

SECTION 2

CONSTRUCTION DRAWINGS FOR THE PREMISES

Prior to the execution of the Lease, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Premises, which space plan has been prepared by McFarlane Architects (the “Final Space Plan”) and is attached hereto as Schedule “1”. Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord. Within three (3) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business day period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) hereinbelow. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings”. The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements”. Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) delay the Substantial Completion of

EXHIBIT B

the Premises (as defined below); (ii) increase the costs of the design, permitting and construction of the Tenant Improvements above the costs of the design, permitting and construction of those tenant improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings”.

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS OF TENANT IMPROVEMENTS

Landlord and Tenant hereby agree that Landlord shall, at Landlord’s expense (except as provided in this Section 3) cause a general contractor designated by Landlord (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements (collectively, the “Permits”), and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner; provided, however, if (A) the Approved Working Drawings differ with respect to the quality and quantity of those tenant improvements depicted on the Final Space Plan, and/or (B) Tenant shall request any changes or substitutions to any of the Construction Drawings, and such differences, changes and/or substitutions result in increased costs of the design, permitting and construction of the Tenant Improvements in excess of the costs of the design, permitting and construction of those tenant improvements depicted on the Final Space Plan, then Tenant shall pay such excess costs (which shall include a Landlord’s supervision fee of three percent (3%) of such costs) to Landlord in cash within ten (10) days after Landlord’s request therefor (the “TI Excess”). Notwithstanding the foregoing to the contrary, in no event shall Landlord be obligated to pay for the costs of any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; the costs of such items shall be paid for by Tenant from Tenant’s own funds. Notwithstanding anything above to the contrary, Tenant shall have the option, exercisable upon written notice to Landlord prior to the date Tenant is obligated to pay any such TI Excess to Landlord, to receive a one-time tenant improvement allowance to help pay for such TI Excess (the “TI Allowance”) in the amount not to exceed Twenty Dollars ($20.00) per rentable square foot of the Premises (i.e., up to One Million Three Hundred Ninety-Six Thousand One Hundred Sixty Dollars ($1,396,160.00) based on 69,808 rentable square feet in the Premises). In the event Tenant exercises such option and as consideration for Landlord providing such TI Allowance to Tenant, the Base Rent payable by Tenant throughout the entire eighty-four (84) month initial Lease Term (“Amortization Period”) shall be increased by an amount sufficient to fully amortize such TI Allowance throughout said eighty-four (84) month period based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of eight percent (8%) per annum (the “Amortization Rent”). In the event the Lease shall terminate for any reason, including without limitation as a result of a default by Tenant under the terms of the Lease or this Tenant Work Letter, Tenant acknowledges and agrees that the unamortized balance of the TI Allowance which has not been paid by Tenant to Landlord as of the termination date pursuant to the foregoing provisions of this Section 3 shall become immediately due and payable as unpaid rent which has been earned as of such termination date, specifically including a termination pursuant to Article 11 of the Lease. In addition, in no event shall the Amoritization Rent be abated for any reason whatsoever, including without limitation, pursuant to Article 11 of the Lease.

SECTION 4

READY FOR OCCUPANCY; SUBSTANTIAL COMPLETION OF THE TENANT IMPROVEMENTS

4.1 Ready for Occupancy; Substantial Completion. For purposes of the Lease, including for purposes of determining the Lease Commencement Date (as set forth in Section 7.2 of the Summary); (i) the Premises shall be “Ready for Occupancy” upon Substantial Completion of the Premises; and (ii) “Substantial Completion of the Premises” shall occur upon (A) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of the Contractor and (B) issuance by the City of San Diego of a temporary certificate of occupancy for the Premises (or its functional equivalent).

EXHIBIT B

4.2 Delay of the Substantial Completion of the Premises. If there shall be a delay or there are delays in the Substantial Completion of the Premises as a result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

4.2.2 a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

4.2.3 Tenant’s request for changes in any of the Construction Drawings;

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, Landlord’s standard tenant improvement items for the Building;

4.2.5 changes to the Base, Shell and Core, structural components or structural components or systems of the Building required by the Approved Working Drawings;

4.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Premises or Tenant’s specialized tenant improvement(s) (as determined by Landlord); or

4.2.7 any other acts or omissions of Tenant, or its agents, or employees; then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion of the Premises, the Lease Commencement Date (as set forth in Section 7.2 of the Summary) shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with the Contractor’s work in the Project, the Building and the Premises, at Landlord’s reasonable discretion, Landlord shall use commercially reasonable efforts to allow Tenant access to the Premises not less than forty-five (45) days prior to the anticipated Substantial Completion of the Premises for the purpose of Tenant installing equipment and/or fixtures (including Tenant’s data and telephone equipment) and Tenant’s furniture in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and the Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s contractors (including the Contractor), agents or representatives in performing work in the Project, the Building and the Premises, or interfere with the general operation of the Building and/or the Project. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Base Rent and Tenant’s Share of Operating Expenses (until the occurrence of the Lease Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. If the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In

EXHIBIT B

addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Premises or Project and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Tenant’s Representative. Tenant has designated Greg Hamilton as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3 Landlord’s Representative. Landlord has designated Charles McClure as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease has occurred at any time on or before the Substantial Completion of the Premises and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause the Contractor to suspend the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as a Tenant Delay as set forth in Section 4.2 above), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord as a Tenant Delay). In addition, if the Lease is terminated prior to the Lease Commencement Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) business days after Tenant’s receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT B

SCHEDULE 1

FINAL SPACE PLAN

EXHIBIT C

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of                                 , 20    , by and between WALTON TORREY OWNER C, L.L.C., a Delaware limited liability company (“Landlord”) and ALTHEADX, INC, a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Lease dated as of                                  (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain building located at                         , San Diego, California                         .

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (a) the Premises are Ready for Occupancy, and (b) the term of the Lease commenced as of                                  for a term of                                  ending on                                  (unless sooner terminated as provided in the Lease.

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

EXHIBIT C

“Landlord”

WALTON TORREY OWNER C, LLC, a Delaware limited liability company

By:	Walton Legacy Torrey Holdings VII, LLC,
a Delaware limited liability company its Sole Member

	By:	Walton Torrey Investors VII, LLC
a Delaware limited liability company its Managing Member

		By:	Walton REIT Holdings VII, LLC
a Delaware limited liability company its Sole Member

			By:	Walton REIT VII, LLC
a Delaware limited liability company its Managing Member

				By:	Walton Street Real Estate Fund VII-Q, L.P.,
a Delaware limited partnership its Managing Member

					By:	Walton Street Managers VII, L.P.
a Delaware limited partnership its General Partner

					By:	WSC Managers VII, Inc.
a Delaware corporation its General Partner

By:
Name:
Title:

“Tenant”

ALTHEADX, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations and the Parking Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations and/or the Parking Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building and/or the Project.

1. Tenant shall not place any lock(s) on any door, or install any security system (including, without limitation, card key systems, alarms or security cameras), in the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right to retain at all times and to use keys or other access codes or devices to all locks and/or security systems within and to the Premises. A reasonable number of keys to the locks on the entry doors of the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or earlier termination of the Lease. Further, if and to the extent Tenant re-keys, re-programs or otherwise changes any locks in or for the Premises, all such locks and key systems must be consistent with the master lock and key system at the Building, all at Tenant’s sole cost and expense.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed. Sidewalks, doorways, passages, entrances, vestibules, halls, stairways and other Common Areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises, and Tenant, its employees and agents shall not loiter in the entrances or corridors.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant and its employees and agents shall ensure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be alter normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by hard-key, card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen and/or damaged cards. Access to the Building and/or the Project may be refused unless the person seeking access has proper identification or has a previously arranged pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or the Project of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or the Project during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants and/or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours’ prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from such activity described herein. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with such activity described herein, Tenant shall be solely liable for any resulting damage or loss.

EXHIBIT D

6. Landlord shall have the right to control and operate the public portions of the Building and Project, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. Landlord shall have the right to remove any signs, advertisements, and notices not approved in writing by Landlord without notice to and at the expense of Tenant. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

8. The requirements of Tenant will be attended to only upon application at the management office of the Project or at such office location designated by Landlord.

9. Tenant shall not disturb (by use of any television, radio or musical instrument, making loud or disruptive noises, creating offensive odors or otherwise), solicit, or canvass any occupant of the Building and/or the Project and shall cooperate with Landlord or Landlord’s agents to prevent same.

10. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

11. Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Lease Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

12. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord. Tenant shall not furnish, cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, portable coolers (such as “move n cools”) or space heaters, without Landlord’s prior written consent, and any such approval will be for devices that meet federal, state and local code.

14. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building and/or about the Project, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws, rules and regulations. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of within or about the Premises or any other portion of the Project, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Laws which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

15. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building and/or the Project by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

16. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (except those assisting handicapped persons), birds, fish tanks, bicycles or other vehicles.

17. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building and/or the

EXHIBIT D

Project. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

18. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

19. Landlord will approve where and how telephone and telegraph wires and other cabling are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment and/or systems affixed to the Premises shall be subject to the approval of Landlord. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

20. Landlord reserves the right to exclude or expel from the Building and/or the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations or cause harm to Building occupants and/or property.

21. All contractors, contractor’s representatives and installation technicians performing work in the Building or at the Project shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

22. Tenant shall not employ any person other than the janitor of Landlord for the purpose of cleaning the Premises without prior written consent of Landlord, and without Landlord’s consent, no person or persons shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

23. Tenant at all times shall maintain the entire Premises in a neat and clean, first class condition, free of debris. Tenant shall not place items, including, without limitation, any boxes, files, trash receptacles or loose cabling or wiring, in or near any window to the Premises which would be visible anywhere from the exterior of the Premises.

24. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, including, without limitation, the use of window blinds to block solar heat load, and shall refrain from attempting to adjust any controls. Tenant shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services. Tenant shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord, the Building and/or the Project failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Project, including; without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to, any LEED [Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council).

25. Tenant shall store all its recyclables, trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of recyclables, trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

26. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises

EXHIBIT D

closed, when the Premises are not occupied, or when the entry to the Premises is not manned by Tenant on a regular basis.

28. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

29. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Project, except under specific arrangement with Landlord.

30. Food vendors shall be allowed in the Building upon receipt of a written request from Tenant delivered to Landlord. The food vendor shall service only the tenants that have a written request on file in the management office of the Project. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building. Tenant shall obtain ice, drinking water, linen, barbering, shoe polishing, floor polishing, cleaning, janitorial, plant care or other similar services only from vendors who have registered in the management office of the Project and who have been approved by Landlord for provision of such services in the Premises.

31. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

32. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Premises and/or the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

33. Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume, and Tenant shall have no claim for damages against Landlord or any of its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagees, or agents in connection therewith.

34. No tents, shacks, temporary or permanent structures of any kind shall be allowed on the Project. No personal belongings may be left unattended in any Common Areas.

35. Landlord shall have the right to prohibit the use of the name of the Building or Project or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or Project or the desirability thereof. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

36. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

37. The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

38. Tenant shall comply with all Building security procedures as Landlord may effectuate.

EXHIBIT D

39. Tenant shall at all times cooperate with Landlord in preserving a first-class image for the Building.

COMMON AREA AMENITIES

1. Landlord reserves the right to establish and reasonably change the hours for the Parking Facility, on a non-discriminatory basis, from time to time. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of Landlord (and/or the Parking Operator, as the case may be). Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Project. The Parking Facility may not be used by Tenant or its agents for overnight parking of vehicles. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide Landlord (or the Parking Operator as the case may be) with prior notice thereof designating the license plate number and model of such automobile.

2. Tenant (including Tenant’s employees and agents) will use the parking spaces solely for the purpose of parking passenger model cars, small vans and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord and/or the Parking Operator from time to time with respect to the Parking Facility.

3. Vehicles must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

4. All directional signs and arrows must be observed.

5. The speed limit shall be 5 miles per hour.

6. Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

7. Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a) areas not striped for parking;

(b) aisles;

(c) where “no parking” signs are posted;

(d) ramps; and

(e) loading zones.

8. Parking stickers, key cards and any other devices or forms of identification or entry supplied by Landlord or the Parking Operator shall remain the property of Landlord (or the Parking Operator as the case may be). Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

9. Parking managers or attendants are not authorized to make or allow any exceptions to these Parking Rules and Regulations.

10. Every parker is required to park and lock his/her own car.

11. Loss or theft of parking passes, identification, key cards or other such devices must be reported to Landlord (and/or to the Parking Operator as the case may be) immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to Landlord (and to the Parking Operator, as the case may be) immediately.

12. Washing, waxing, cleaning or servicing of any vehicle by the customer and/or its agents is prohibited.

13. Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Parking Rules and Regulations.

14. Neither Landlord nor the Parking Operator (as the case may be), from time to time will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the Parking Facility, resulting from fire, theft, vandalism, accident,

EXHIBIT D

conduct of other users of the Parking Facility and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (i) Landlord will not be obligated to provide any traffic control, security protection or Parking Operator for the Parking Facility; (ii) Tenant uses the Parking Facility at its own risk; and (iii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property. Tenant indemnifies and agrees to hold Landlord, any Parking Operator and their respective agents and employees harmless from and against any and all claims, demands, and actions arising out of the use of the Parking Facility by Tenant and its employees and agents, whether brought by any of such persons or any other person.

15. Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used (i) for any purpose other than parking as provided above, (ii) in any way or manner reasonably objectionable to Landlord, or (iii) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease.

16. Tenant’s right to use the Parking Facility will be in common with other tenants of the Building and with other parties permitted by Landlord to use the Parking Facility. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights under the Lease are preserved. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

17. If the Parking Facility is damaged or destroyed, or if the use of the Parking Facility is limited or prohibited by any governmental authority, or the use or operation of the Parking Facility is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s reasonable control, Tenant’s inability to use the parking spaces will not subject Landlord (and/or the Parking Operator, as the case may be) to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect. Tenant will pay to Landlord upon demand, and Tenant indemnifies Landlord against, any and all loss or damage to the Parking Facility, or any equipment, fixtures, or signs used in connection with the Parking Facility and any adjoining buildings or structures caused by Tenant or any of its employees and agents.

18. Tenant has no right to assign or sublicense any of its rights in the parking passes, except as part of a permitted assignment or sublease of the Lease; however, Tenant may allocate the parking passes among its employees.

Tenant shall be responsible for the observance of all of the Rules and Regulations and Parking Rules and Regulations in this Exhibit D by Tenant’s employees, agents, clients, customers, invitees and guests. Landlord may waive any one or more of the Rules and Regulations and/or Parking Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations and/or Parking Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations and/or Parking Rules and Regulations against any or all tenants of the Building and/or the Project. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations and/or the Parking Rules and Regulations, or to make such other and further reasonable Rules and Regulations and/or Parking Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Project, and for the preservation of goad order therein, as well as for the convenience of other occupants and tenants therein. Tenant shall be deemed to have read these Rules and Regulations and Parking Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

COMMON AREA AMENITIES

1. Tenant understands that Landlord has provided or will provide certain common area amenities for Tenant’s non-exclusive use. Such amenities are for the use of tenants during regular business hours and shall be reserved through the management office in advance. Tenant and Tenant’s agents, employees and invitees shall adhere to all rules Landlord sets forth in respect to use of the amenities, which may change from time to time.

2. Tenant understands and agrees that: (i) Tenant uses the amenities at its own risk; and (ii) Landlord will not be liable for personal injury or death, or theft, loss of or damage to property. Tenant indemnifies and agrees to hold Landlord and its agents and employees harmless from and against any and

EXHIBIT D

all claims, demands, and actions arising out of the use of the amenities by Tenant and its agents, employees and invitees, whether brought by any of such persons or any other person.

3. All amenities offered shall remain at the locations designated by Landlord all times. Tenant must use the equipment only in the manner intended. Landlord reserves the right to limit Tenant’s use of any equipment or amenities to ensure the equitable use of the equipment and amenities by all tenants. Tenant shall not move or modify the equipment in any manner whatsoever. If Tenant has reason to believe that any equipment is malfunctioning, Tenant shall notify Landlord immediately.

4. Tenant shall be responsible for the cost or repairs or replacements of any amenities that are not returned to management after use or are damaged during the use of any such amenity by Tenant or Tenant’s agents, employees or invitees and Tenant shall reimburse Landlord for any such cost within thirty (30) days after receipt of an invoice therefor.

5. Tenant shall conduct themselves in a quiet and well-mannered fashion when on or about the amenities and not cause any disturbances or interfere with the use or enjoyment of the amenities by other tenants.

6. Tenant shall not bring any food or beverages into the bocce ball area.

7. No alcoholic beverages shall be permitted at the amenities at any time.

8. Neither Tenant nor its agents, employees or invitees shall smoke or permit smoking in the amenity areas at any time.

EXHIBIT D

EXHIBIT E

INSURANCE REQUIRED OF CONTRACTORS

1. Required Insurance. Contractor shall maintain the following insurance without interruption through final completion, at any time thereafter when Contractor enters the site to perform work, and during any additional periods specified herein:

(a) Commercial general liability insurance on the current ISO CG 00 01 occurrence form or an equivalent acceptable to Owner (the “CGL”), [look at the following, grammatically] (i) covering liability arising from premises operations, independent contractors, products-completed operations, personal and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract), (ii) with limits of not less than $1,000,000 each occurrence, $1,000,000 personal and advertising injury, $2,000,000 general aggregate, and a separate $2,000,000 products-completed operations aggregate, (iii) including the Additional Insureds (as defined in Section 6 of this Exhibit) as additional insureds, using one or more additional insured endorsements (such as a combination of CG 20 10 (or CG 20 15 for vendors) and CG 20 37) that provides coverage for both ongoing and completed operations and is acceptable to Owner, (iv) that applies as primary and non-contributing insurance with respect to any other insurance or self-insurance program afforded to the Additional Insureds, (v) that provides that any general aggregate limit applies separately to the work on a “per project” basis, (vi) that does not limit the scope of coverage for liability arising from “XCU” (explosion, collapse, or underground) hazards, and (vii) that includes a standard ISO separation of insureds provision or a substantially similar provision. Contractor shall maintain its products-completed operations coverage for at least three years after substantial completion of the work or the earlier termination of the Lease.

(b) Business automobile liability insurance to cover liability arising out of any auto (including owned, hired and non-owned autos), with a limit of not less than $1,000,000 each accident. Contractor waives all rights against the Additional Insureds for recovery of damages to the extent those damages are covered under its business automobile liability insurance (and, if applicable, commercial excess or umbrella liability insurance).

(c) Workers compensation and employers liability insurance, for all persons Contractor employs in carrying out any work. The workers compensation insurance must fulfill applicable statutory requirements. The employers liability insurance must have limits of not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 each employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease. Contractor waives all rights against Landlord for recovery of damages covered by the workers compensation and employers liability insurance obtained by Contractor, and shall obtain an endorsement to allow this waiver. If Contractor uses borrowed employees (including employees from a temporary employment agency) to perform work, it shall require the primary employer to provide an alternate employer endorsement showing Contractor in the schedule as the alternate employer.

(d) Commercial excess or umbrella liability insurance with respect to Contractor’s CGL, business auto liability, and employers liability insurance, with a limit of not less than $3,000,000 [*Adjust as appropriate*] each occurrence. This insurance must be “true follow form,” must include the Additional Insureds as additional insureds with respect to Contractor’s CGL, must apply on a primary and noncontributing basis with respect to any other insurance or self-insurance program afforded to the Additional Insureds, and must provide that aggregate limits of liability apply separately with respect to the work.

2. Insurance Carried by Subcontractors. Contractor shall by written agreement require each of its subcontractors and consultants of every tier (“Subcontractors”) to maintain as if they were “Contractor” the insurance required in Section 1 (including naming the Additional Insureds as additional insureds), except that for Subcontractors with a contract value of less than $50,000 that are performing minor and non-hazardous work Contractor may, in its reasonable business judgment, (a) permit auto insurance limits of not less than $500,000 each accident, and (b) permit employers liability limits of not less than $500,000 per type of claim, (c) waive the requirement for a waiver of subrogation for workers compensation and employers liability insurance, and (d) waive the requirement for commercial excess or umbrella liability insurance.

3. Design Services or Design-Build Services. If any portion of the work includes any design services or design-build work, the entity or individual providing the design services shall provide professional liability insurance with a limit of not less than $1,000,000 each claim and $1,000,000

EXHIBIT E

aggregate. This insurance must be retroactive to the date of the commencement of the design services, and must be maintained for three years after substantial completion of the work or the earlier termination of the Lease.

4. General Requirements. Each insurance policy required under this Exhibit E (together with the other requirements of this Exhibit E, the “Required Insurance”) must, unless otherwise agreed in writing by Landlord, be issued by reputable insurance carriers having a Best’s rating of at least A- VIII. Each policy and certificate will be subject to reasonable approval by Landlord, and Contractor shall deliver to Landlord certified copies of policies within 15 days after Landlord’s request. Except as may be specifically provided in this Agreement, the cost (including deductibles and self-insured retentions) of the Required Insurance, as well as the cost of any other insurance carried by Contractor with respect to the work, will be borne solely by Contractor, without additional reimbursement by Landlord. By requiring the Required Insurance, Landlord does not represent that the required coverage and limits will be adequate to protect Contractor, and unless otherwise specifically provided in the Lease the required coverage and limits will not limit Contractor’s other obligations under the Lease.

5. Evidence of Insurance. Concurrently with the execution of the Lease, and in any event before commencing work at the site, Contractor shall provide to Landlord (i) an insurance certificate evidencing the Required Insurance, and (ii) an endorsement to Contractor’s CGL adding the Additional Insureds as additional insureds. Contractor shall ensure that Landlord is notified at least 30 days before the cancellation or non-renewal of any Required Insurance, or 10 days prior in the case of cancellation due to non-payment. Contractor shall provide an updated certificate of insurance before the expiration of the term of any Required Insurance. Landlord’s failure to require Contractor to provide evidence of Required Insurance, or Landlord’s acceptance of evidence that indicates insurance that fails to satisfy the requirements of this Exhibit E, will not constitute a waiver of those requirements.

6. Additional Insureds. The “Additional Insureds” are as follows: all individuals and entities that have any direct or indirect interest in Landlord; any holders of indebtedness secured by the Project; Tenant (if this is a build-out) and any entities that Landlord, per any other project-related agreement, is required to list as an additional insured, and, with respect to each of the foregoing, its managers, officers, directors, employees, and agents.

7. Risk of Loss; Property Insurance. Except to the extent a loss is covered by applicable insurance, Contractor bears the risk of loss and damage to the work (including any materials incorporated or to be incorporated as part of the work) until the date when the work is completed. Contractor and its Subcontractors are responsible to carry, at their own expense, property insurance covering the full replacement value of their machinery, tools, and equipment, and of work (including materials) until the risk of loss for Work passes to Landlord. To the fullest extent permitted by law Contractor hereby waives, and shall require Subcontractors (including equipment lessors) to waive, all claims against Landlord, the other Additional Insureds, tenants at the Project, and Landlord’s separate contractors and consultants and their subcontractors and subconsultants, for loss or damage to these items, regardless of the cause.

[*The foregoing assumes that Contractor is responsible to procure builders risk insurance. If Landlord will carry builders risk insurance, use the following as Section 7: “Insurance for Contractor’s Property. Contractor and its Subcontractors are responsible to carry, at their own expense, property insurance covering the full replacement value of their machinery, tools, and equipment. To the fullest extent permitted by law Contractor hereby waives, and shall require Subcontractors (including equipment lessors) to waive, all claims against Landlord, the other Additional Insureds, tenants at the Project, and Landlord’s separate contractors and consultants and their subcontractors and subconsultants, for loss or damage to these items, regardless of the cause.”*]

[*Include the following provision only if specifically instructed to do so by Owner’s insurance consultant: 8. Subrogation Waiver. Landlord and Contractor waive all rights against each other and against each other’s contractors (and their subcontractors of every tier), consultants (and their subconsultants of every tier), and the agents and employees of any of the foregoing, for damages caused by fire or other causes of loss occurring on and after the date on which the Lease is executed to the extent those damages are covered by property insurance carried by the waiving party. Contractor shall require of its Subcontractors, and its and their employees and agents, by appropriate agreements, written where legally required for validity, similar waivers in favor of Landlord and the other persons listed in the immediately preceding sentence. Contractor shall cause any property insurance it carries related to the work, and shall require its Subcontractors to cause any property insurance they carry related to the work, to permit this waiver.*]

EXHIBIT F

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY AND AFTER RECORDING, PLEASE RETURN TO: Elizabeth O’Donoghue Cornerstone Real Estate Advisers LLC One Financial Plaza Hartford, Connecticut 06103	This space reserved for Recorder’s use only.

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

Gateway REL, LLC

No.

Gateway REL, LLC

c/o Cornerstone Real Estate Advisers

One Financial Plaza

Hartford, Connecticut 06103

Attention: Mortgage Loan Administration

Re:	10578 Science Center Drive
San Diego, California

This Subordination, Non-Disturbance and Attornment Agreement (this “Agreement”) is dated as of April __, 2014 between AltheaDx, Inc., a Delaware corporation, (“Tenant”), Gateway REL, LLC, a California limited liability company (“Lender”) and Walton Torrey Owner C, LLC., a Delaware limited liability company (“Landlord”).

Tenant understands that Lender has made or will be making a loan (the “Loan”) to Landlord secured by a mortgage or deed of trust (the “Mortgage”) encumbering the real property (the “Property”) described in Exhibit A, attached hereto and made a part hereof. Tenant and Landlord entered into a lease agreement (the “Lease”) dated April __, 2014 by which Tenant leased from Landlord certain premises commonly known as 10578 Science Center Drive, Suites 100 and 200, San Diego, California (the “Leased Premises”), and constituting a portion of the Property. Tenant desires to be able to obtain the advantages of the Lease and occupancy thereunder in the event of foreclosure of the Mortgage and Lender wishes to have Tenant confirm the priority of the Mortgage over the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1. Subject to the terms of this Agreement, Tenant hereby subordinates all of its right, title and interest under the Lease to the lien, operation and effect of the Mortgage and any other mortgages (as the same may be modified and/or extended from time to time) now or hereafter in force against the Property, and to any and all existing and future advances made under such Mortgage.

2. In the event that Lender becomes the owner of the Property by foreclosure, deed in lieu of foreclosure, or otherwise, Tenant agrees, subject to the terms of this Agreement, to unconditionally attorn to Lender and to recognize it as the owner of the Property and the Landlord under the Lease. The Lender, on behalf of itself and any Subsequent Owner (as defined below), agrees not to terminate the Lease or disturb or interfere with Tenant’s possession of the Leased Premises during the term of the Lease, or any extension or renewal thereof, so long as Tenant is not in default under the Lease beyond applicable notice, grace and cure periods, if any, and will be bound by all of the obligations imposed by the Lease upon the lessor therein (except as set forth in Section 3 below).

3. Lender and any other subsequent owner of the Property, whether through foreclosure, deed in lieu of foreclosure, or any other means, or any other transfer or means after a foreclosure or a deed in lieu of foreclosure (a “Subsequent Owner”) shall not be:

(a) Personally liable under the Lease, its liability being limited solely to its ownership interest in the Property;

(b) Subject to any offsets or defenses which Tenant might have against any prior landlord, including Landlord; provided, however, the foregoing shall not limit either (a) Tenant’s right to exercise against Subsequent Owner any offset right otherwise available to Landlord because of events occurring after the date of attornment, or (b) Subsequent Owner’s obligation to correct any conditions that existed as of the date of attornment and violate Subsequent Owner’s obligations as landlord under the Lease for which Lender had written notice prior to Subsequent Owners acquisition of Landlord’s interest under the Lease;

(c) Bound by any prepayment of rent or deposit, rental security or any other sums deposited with any prior lessor, including Landlord, under the Lease, unless (a) such prepayment has been actually received by Lender or the Subsequent Owner, or (b) such prepayment shall have been expressly approved by Subsequent Owner or contained in the Lease;

(d) Bound by any agreement or modification of the Lease made without Lender’s or Subsequent Owner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(e) Bound to commence or complete any construction or to make any contribution toward construction or installation of any improvements upon the Leased Premises or the Property required under the Lease, including, without limitation, for any expansion or rehabilitation of existing improvements thereon; or for the payment of any tenant allowance or incentive, or for restoration of improvements following any casualty not required to be insured under the Lease or for the costs of any restorations in excess of any proceeds recovered under any insurance required to be carried under the Lease; and

(f) Bound by any radius restriction or other restriction on competition or use beyond the Property.

4. Tenant certified to Lender that, as of the date of this Agreement:

(a) the Lease is presently in full force and effect, and Tenant is not in default under the Lease and to Tenant’s knowledge, Landlord is not in default under the Lease;

(b) the Lease is unmodified except as indicated hereinabove;

(c) that no rent under the Lease has been paid more than thirty (30) days in advance of its due date;

(d) that the address for notices to be sent to Tenant is as set forth in the Lease; and

(e) that, except as expressly set forth in the Lease, Tenant has no charge, lien, claim or offset under the Lease or otherwise, against rents or other charges due or to become due thereunder.

5. Tenant agrees with Lender that from and after the date hereof, neither Tenant nor Landlord will enter into any agreements amending the Lease without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, Tenant and Landlord agree with Lender that Tenant will not terminate or seek to terminate the Lease by reason of any act or omission of the Landlord thereunder until (i) Tenant shall have given written notice (the “Notice”) (delivered after the expiration of all applicable notice and cure periods afforded Landlord under the Lease), by certified mail, return receipt requested, of said act or omission to Lender, which notice shall be addressed to Gateway REL, LLC, c/o Cornerstone Real Estate Advisers, One Financial Plaza, Hartford, Connecticut 06103, Attention: Mortgage Loan Servicing; with a copy sent to: Cornerstone Real Estate Advisers, One Financial Plaza, Hartford, Connecticut 06103, Attention: Paralegal, Finance Group, and (ii) the Applicable Cure Period (as defined below) shall have elapsed following the giving of the Notice, during which (Applicable Cure Period) Lender shall have the right, but not the obligation, to remedy such act or omission. As used herein, the “Applicable Cure Period” means (i) with respect to a monetary default, the greater of the right afforded Landlord under the Lease with respect to said default or five (5) days after receipt of the Notice and (ii) with respect to a non-monetary default, the greater of the right afforded Landlord under the Lease with respect to said default or twenty (20) days after receipt of the Notice. Without limiting Section 3 above, nothing in this Section 5 shall act to restrict or delay Tenant’s rights of abatement or offset under the Lease.

6. Tenant covenants that it will not subordinate its interest in the Lease to any other mortgage or deed of trust without Lender or Subsequent Owner’s prior written consent.

7. Tenant agrees to commence paying all rents, revenues and other payments due under the Lease directly to Lender or Subsequent Owner after Lender or Subsequent Owner notifies Tenant in writing that Lender or Subsequent Owner is the owner and holder of the Loan and is invoking Lender’s rights under the loan documents to directly receive from Tenant all rents, revenues and other payments due under the Lease. By making such payments to Lender or Subsequent Owner, Landlord hereby acknowledges and agrees that Tenant shall be deemed to have satisfied all such payment obligations to Landlord under the Lease. For the avoidance of doubt, Tenant shall not be required to determine whether Landlord is in default under the Mortgage and may rely on Lender’s written notice of such default. Landlord hereby waives any claims against Tenant for the amount of any such payments made by Tenant to Lender.

8. This agreement shall inure to the benefit of Lender’s affiliates, agents, co-investors, co-lenders and participants, and each of their respective successors and assigns (each a “Lender Party” and collectively, the “Lender Parties”).

9. This agreement shall inure to the benefit of and shall be binding upon Tenant, Landlord and Lender, and each of their respective heirs, personal representatives, executors, administrators, successors and assigns. This agreement may not be altered, modified or amended except in writing signed by all of the parties hereto. In the event any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This agreement shall be governed by and construed according to the laws of the state where the Property is located, with regard for conflicts of laws rules. This agreement may be executed in multiple counterparts, each of which shall constitute an original agreement, and all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Subordination, Non-Disturbance and Attornment Agreement to be duly executed as of the      day of April, 2014.

TENANT:

ALTHEADX, INC., a Delaware corporation

By:
Name:
Title:

LANDLORD,

WALTON TORREY OWNER C, L.L.C., A Delaware limited liability company

By:	Walton Legacy Torrey Holdings VII, L.L.C.,
a Delaware limited liability company its Sole Member

	By:	Walton Torrey Investors VII, L.L.C.
a Delaware limited liability company its Managing Member

		By:	Walton REIT Holdings VII, L.L.C.
a Delaware limited liability company its Sole Member

			By:	Walton REIT VII, L.L.C.
a Delaware limited liability company its Managing Member

				By:	Walton Street Real Estate Fund VII-Q, L.P.
a Delaware limited partnership its Managing Member

					By:	Walton Street Managers VII, L.P.
a Delaware limited partnership its General Partner

					By:	WSC Managers VII, Inc.
a Delaware Corporation its General Partner

By:
Name:
Title:

LENDER:

GATEWAY REL, LLC a California limited liability company

By:
Name:
Title:

TENANT’S ACKNOWLEDGEMENT

State of California

County of                                                      )

On                                                       before me,

(insert name and title of the officer)

personally appeared                                                                                                                   , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                       (Seal)

LENDER’S ACKNOWLEDGEMENT

State of California

County of                                                      )

On                                               before me,

(insert name and title of the officer)

personally appeared                                                                                               , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                       (Seal)

LANDLORD’S ACKNOWLEDGEMENT

State of California

County of                                                                                                                                        )

On                                                   before me,

(insert name and title of the officer)

personally appeared                                                                                               , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature                                                       (Seal)

EXHIBIT A

LEGAL DESCRIPTION

10578 Science Center Drive, San Diego, California

PARCEL A:

PARCEL 1 OF PARCEL MAP NO. 19102, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY NOVEMBER 15, 2002 AS FILE NO. 2002-1027004.

PARCEL B:

AN EASEMENT FOR ACCESS, INGRESS AND EGRESS, AND UNDERGROUND UTILITIES, OVER, UNDER, ALONG AND ACROSS AND THROUGH THAT PORTION OF PARCEL 3 OF PARCEL MAP NO 17448, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, SAID PARCEL MAP RECORDED IN THE OFFICE OF THE COUNTY RECORDER OF SAID SAN DIEGO COUNTY ON NOVEMBER 17, 1994 AS FILE NO. 1994-0667421 OF OFFICIAL RECORDS, AND AS DESCRIBED IN GRANT OF EASEMENT FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 15, 1994 AS FILE NO. 19940714126, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID PARCEL 3; THENCE ALONG THE BOUNDARY OF SAID PARCEL 3 SOUTH 09° 37’ 23” EAST 100.00 FEET; THENCE NORTH 52° 20’ 03” WEST 43.04 FEET; THENCE CONTINUING ALONG SAID BOUNDARY AND A PROLONGATION THEREOF NORTH 85° 10’ 39” WEST 226.16 FEET; THENCE NORTH 04° 49’ 21” EAST 50.00 FEET TO THE NORTH LINE OF SAID PARCEL 3; THENCE ALONG SAID NORTH LINE SOUTH 85° 10’ 39” EAST 212.97 FEET TO AN ANGLE POINT THEREIN; THENCE CONTINUING ALONG SAID NORTH LINE NORTH 50° 24’ 36” EAST 33.37 FEET TO THE POINT OF BEGINNING.

PARCEL C:

EASEMENTS IN ARTICLE 8 OF DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR TORREY PINES SCIENCE CENTER (UNIT 2), RECORDED JUNE 27, 1994 AS DOCUMENT NO. 1994-0405385.

APN: 340-180-34-00

Exhibit A-1

RIDER

EXTENSION OPTION RIDER

This Extension Option Rider (“Extension Rider”) is attached to and made a part of the Lease by and between Landlord and Tenant. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1. Extension Options. Landlord hereby grants Tenant two (2) options (each, an “Extension Option”) to extend the then current Lease Term for a period of five (5 years each (each, an “Option Term”), which options shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of any such Extension Option, the then current Lease Term shall be extended for the applicable Option Term. Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under the Lease, at law or in equity, any such Extension Option shall not be deemed properly exercised if as of the date of delivery of the Exercise Notice (as defined below) by Tenant: (i) Tenant has previously been in default under the Lease beyond all applicable notice and cure periods; and/or (ii) Landlord does not approve of Tenant’s then-existing financial condition and/or Landlord’s lender does not approve of the terms for the applicable Option Term, including, without limitation, the Option Rent (as those terms are defined below). The Extension Option is personal to the Original Tenant and any Affiliate Assignee and may only be exercised by the Original Tenant or an Affiliate Assignee (and not any other assignee, sublessee or other transferee of Tenant’s (or Affiliate Assignee’s interest) in the Lease) if the Original Tenant or such Affiliate Assignee occupies the entire Premises as of the date of Tenant’s delivery of the Exercise Notice.

2. Option Rent. The annual Base Rent payable by Tenant during the applicable Option Term (the “Option Rent”) shall be equal to the greater of: (i) the annual Base Rent payable by Tenant during the last year of the then current Lease Term; or (ii) the Fair Market Rental Rate for the Premises. As used herein, the “Fair Market Rental Rate” shall mean the annual base rent at which tenants, as of the commencement of the applicable Option Term, will be leasing non-sublease space comparable in size, location (including views) and quality to the Premises for a comparable term as the applicable Option Term, which comparable space is located in the Building, the Other Existing Buildings in the Project and in other comparable first-class biotechnology buildings in the Torrey Pines area of San Diego County, taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the applicable Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the applicable Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the applicable Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant). All other terms and conditions of the Lease shall apply throughout the applicable Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the applicable Option Term described in Section 1 above.

3. Exercise of Options. The Extension Option shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Exercise Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the then current Lease Term stating that Tenant will exercise the Extension Option. Tenant’s failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefore specified hereinabove shall be deemed to constitute Tenant’s waiver of such Extension Option and any succeeding Extension Option.

4. Determination of Option Rent. Tenant shall have no right to object to the Option Rent provided by Landlord, and if Tenant disagrees with Landlords determination of the Option Rent but Landlord and Tenant are unable to resolve such disagreement as to the Option Rent prior to the Exercise Date, then either (i) Tenant shall accept Landlord’s determination of the Option Rent by exercising the Extension Option by delivering Tenant’s Exercise Notice to Landlord on or before the Exercise Date, or (ii) Tenant shall be deemed to have relinquished the Extension Option, in which event such Extension Option (and any succeeding Extension Option) shall be null and void as of the Exercise Date, and Landlord and Tenant shall have no further liability to the other under this Extension Rider.